As filed with the Securities and Exchange Commission on May 8, 2002.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMERICANWEST BANCORPORATION
(Exact name of registrant as specified in its charter)

Washington	6022	91-1259511
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
9506 North Newport Highway
Spokane, Washington 99218-1200
(509) 467-6949
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive office)

Thomas A. Sterken, Esq.
Keller Rohrback, L.L.P.
1201 Third Avenue, Suite 3200
Seattle, Washington 98101-3052
(206) 623-1900
(Name and address, including ZIP code, and telephone number, including area code, of agent for service)

with a copy to:
Lawrence R. Small, Esq.
Paine, Hamblen, Coffin, Brooke & Miller LLP
717 West Sprague Avenue, Suite 1200
Spokane, Washington 99201-3505
(509) 455-6000

Approximate date of commencement of proposed sale to the public:
    As soon as Practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, No par value	363,440	N/A	$7,742,000.00	$712.26

(1)
Represents the estimated maximum number of shares of common stock, no par value per share, issuable by AmericanWest Bancorporation (“AmericanWest”) upon consummation of the acquisition of Latah Bancorporation, Inc. (“Latah”) by AmericanWest. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f)(2), the registration fee for the AmericanWest common stock is based on the book value of the Latah common stock, no par value per share, on April 30, 2002 ($11.06 per share) and computed based on the estimated maximum number of such shares (700,000), including shares issuable upon the exercise of employee and director stock options, that may be exchanged for the securities being registered.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED
YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders of Latah Bancorporation, Inc. (“Latah”), to be held at:

108 E. Market
Latah, Washington
July     , 2002
10:00 a.m.

At the Special Meeting, you will be asked to vote upon a proposal to approve the Agreement and Plan of Mergers dated as of March 28, 2002 (the “Merger Agreement”), by and among AmericanWest Bancorporation (“AmericanWest”), AmericanWest Bank, Latah and Bank of Latah. The Merger Agreement provides that Latah will be merged with AmericanWest and that, thereafter, Bank of Latah will be merged with AmericanWest Bank, with AmericanWest and AmericanWest Bank as the surviving entities.

If the Merger is approved, subject to the terms and conditions of the Merger Agreement, shareholders of Latah will receive $13,490,000 cash (estimated at up to $21.22/share) and .5192 shares of AmericanWest common stock for each share of Latah common stock (the “Acquisition Price”). Based on the closing price of AmericanWest common stock on the Nasdaq National Market (symbol: “AWBC”) on May 1, 2002, of $13.10/share and the number of Latah stock outstanding on that date, the Latah shareholders will receive a total amount of $28.02/share with $21.22 in cash and $6.80 in the form of AmericanWest common stock. You are urged to review carefully the enclosed Proxy Statement/Prospectus, which contains a more complete description of the terms of the Merger.

This Proxy Statement/Prospectus gives you detailed information about the Merger and includes a copy of the Merger Agreement. You should read it carefully. It is a proxy statement that Latah Bancorporation, Inc. is using to solicit proxies for use at its Special Meeting of Shareholders. It is also a prospectus relating to AmericanWest’s issuance of its shares of common stock in connection with the Merger. Before you make a decision on how to vote on the Merger, you should consider the “RISK FACTORS” on page 10 of the attached Proxy Statement/Prospectus.

It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. To assure that your shares are represented, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person.

THE BOARD OF DIRECTORS IS ENTHUSIASTIC ABOUT THE MERGER AND THE STRENGTH AND CAPABILITIES EXPECTED FROM THE COMBINED COMPANY; THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

Sincerely,
John L. Gilbert
President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE AMERICANWEST COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This Proxy Statement/Prospectus is dated             , 2002, and was first mailed to shareholders
on or about             , 2002.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about AmericanWest Bancorporation from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to AmericanWest Bancorporation that are incorporated by reference in this document by requesting them in writing or by telephone from:

AmericanWest Bancorporation
9506 North Newport Highway
Spokane, WA 99218-1200
Attn: Jacqueline A. Barnard
(509) 467-6949

IF YOU WOULD LIKE TO REQUEST DOCUMENTS PLEASE DO SO BY JUNE     , 2002, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING OF SHAREHOLDERS.

See “WHERE YOU CAN FIND MORE INFORMATION” on page 41.

LATAH BANCORPORATION, INC.
P.O. Box 40
101 E. Market
Latah, WA 99018
(509) 286-3911

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Latah (“Latah”) will be held at 108 E. Market, Latah, Washington, on July        , 2002, at 10:00 a.m., for the following purposes:

1.    Agreement and Plan of Mergers.    To consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of March 28, 2002 (the “Merger Agreement”), by and among Latah Bancorporation, Inc. (“Latah”), Bank of Latah, AmericanWest Bancorporation (“AmericanWest”) and AmericanWest Bank, a copy of which is set forth in Appendix A to the accompanying Proxy Statement/Prospectus, pursuant to which Latah will merge into AmericanWest and each outstanding share of Latah common stock will be converted into the right to its prorata share of $13,490,000 cash (estimated at up to $21.22/share) and .5192 of a share of AmericanWest common stock, all on and subject to the terms and conditions contained therein.

2.    To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

Only those shareholders of record at the close of business on June        , 2002, shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Latah common stock is required for approval of the Merger Agreement.

Latah shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Latah common stock under the applicable provisions of Washington law. In order to perfect dissenters’ rights, Latah shareholders must send a notice to Latah before the Special Meeting on July        , 2002, and must not vote in favor of the Merger by proxy or otherwise. A copy of the applicable Washington statutory provisions regarding dissenters’ rights is set forth in Appendix B to the accompanying Proxy Statement/Prospectus and a summary of such provisions is set forth under “THE MERGER—Dissenters’ Rights” beginning on page 22. Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Proxy Statement/Prospectus.

THE BOARD OF DIRECTORS OF LATAH UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

By Order of the Board of Directors
John L. Gilbert
President and Chief Executive Officer

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

i

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS?

This document serves as both a proxy statement of Latah and a prospectus of AmericanWest. As a PROXY STATEMENT, it is being provided to you by Latah because the board of directors of Latah is soliciting your proxy to vote to approve the proposed merger of Latah with and into AmericanWest. As a PROSPECTUS, it is being provided to you by AmericanWest because AmericanWest is offering you shares of its common stock and cash in exchange for your shares of Latah common stock if the merger is completed.

WHO MAY VOTE AT THE MEETING?

The Board of Directors of Latah has set June             , 2002, as the record date for the meeting. If you were the owner of Latah common stock at the close of business on June             , 2002, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”), or

•	Credited to your account in Bank of Latah’s 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”).

DO I NEED TO READ THE ENTIRE DOCUMENT?

ABSOLUTELY. Parts of this document summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the Merger Agreement is qualified by the actual terms of the Merger Agreement, a copy of which is included as an appendix.

IS THERE OTHER INFORMATION I SHOULD CONSIDER?

YES. Much of the business and financial information about AmericanWest that may be important to you is not included directly in this document. Instead, this information is incorporated into this document by references to documents separately filed by AmericanWest with the Securities and Exchange Commission (“SEC”). This means that AmericanWest may satisfy disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” for instructions on how to obtain copies of these documents. The documents are available to you without charge.

WHAT IF I CHOOSE NOT TO READ THE INCORPORATED DOCUMENTS?

Information contained in a document that is incorporated by reference is part of this Proxy Statement/Prospectus, unless it is superseded by information contained directly in this Proxy Statement/Prospectus or in documents filed with the SEC after the date of this Proxy Statement/Prospectus. Information that is incorporated from another document is considered to have been disclosed to you WHETHER OR NOT YOU CHOOSE TO READ THE DOCUMENT.

WHEN WILL THE MERGER OCCUR?

The merger will occur after approval of the shareholders of Latah is obtained and the other conditions of the merger are satisfied or waived. AmericanWest and Latah are working toward completing the merger as quickly as possible.

WHAT DO I NEED TO DO NOW?

Following a review of this Proxy Statement/Prospectus, mail your signed Proxy form in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting of Latah shareholders.

WHAT HAPPENS IF I RETURN MY PROXY BUT DO NOT INDICATE HOW TO VOTE?

If you sign your Proxy properly but do not indicate instructions on how to vote, your shares will be voted “FOR” the merger.

WHAT HAPPENS IF I DO NOT VOTE?

If you do not vote by returning your Proxy or in person, it will have the same effect as voting against the adoption of the Merger Agreement.

ii

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

Yes, you can change your vote at any time before your Proxy is voted at the meeting. You can do this in one of three ways: first, you can send a written notice to Latah stating that you would like to revoke your Proxy; second, you can complete and submit a new Proxy; and third, you can attend the meeting and vote in person.

WHEN AND WHERE WILL THE SHAREHOLDER MEETING TAKE PLACE?

Latah will hold a Special Meeting of Shareholders on July     , 2002, at 10:00 a.m. local time, at 108 E. Market, Latah, Washington.

IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER VOTE MY SHARES FOR ME FOR THE MERGER PROPOSAL?

No. Your broker will not be able to vote your shares for the merger proposal without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

SHOULD I SEND MY STOCK CERTIFICATE NOW?

No. If you hold Latah stock certificates, after the merger is completed, the Exchange Agent will send you written instructions for exchanging your Latah stock certificates for AmericanWest stock certificates.

WHAT RISKS SHOULD I CONSIDER?

You should review “RISK FACTORS” on page 10. You should also review the factors considered by Latah’s Board of Directors. See “THE MERGER—Background for the Merger” (starting at page 13) and “THE MERGER—Reasons for the Merger” (starting at page 15).

WHO CAN HELP ANSWER MY QUESTIONS?

You can write or call John Gilbert at 101 E. Market, Latah, Washington, (509) 286-3911, with any questions about the merger and the Special Meeting of Shareholders.

This Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareholders of Latah upon consummation of the proposed transaction, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

The date of this Proxy Statement/Prospectus is May             , 2002.

iii

SUMMARY

This summary, together with the preceding section entitled “Questions and Answers About This Document and The Merger,” highlights selected information about this Proxy Statement/Prospectus. We urge you to read carefully the entire Proxy Statement/Prospectus and any other documents to which we refer to fully understand the Merger. The Agreement and Plan of Mergers is attached as Appendix A to this Proxy Statement/Prospectus.

What you will receive as Merger consideration.

Holders of Latah common stock will receive $13,490,000 cash (estimated at up to $21.22/share) and .5192 of a share of AmericanWest common stock in exchange for each of their shares of Latah common stock. Shareholders of Latah common stock who would otherwise be entitled to a fractional share shall receive cash in lieu of the fractional share.

The receipt of the Merger consideration will be taxable to Latah shareholders.

The receipt of cash and AmericanWest common stock by Latah shareholders will be taxable to the shareholders in the year received. Any cash received in lieu of fractional shares will also be taxable.

The Board of Directors of Latah unanimously recommends shareholder approval.

The Latah Board of Directors believes that the Merger is fair to and in the best interests of the Latah shareholders.

Financial advisor says Merger consideration is fair to Latah shareholders.

Columbia Financial Advisors, Inc. (“CFAI”) has served as financial advisor to Latah in connection with the Merger and has rendered an opinion to the Latah Board of Directors that, as of May 1, 2002, the merger consideration to be paid to Latah shareholders is fair, from a financial point of view, to Latah shareholders.

You should read the opinion of CFAI completely in order to understand the assumptions made, matters considered and limitations of the review undertaken in providing the opinion. The opinion of CFAI is attached as Appendix C to this Proxy Statement/Prospectus.

Latah agreed to pay CFAI a fee equal to 1% of the first $14.5 million and 2% of the additional gross aggregate consideration (for a total fee of approximately $206,000).

Latah Special Meeting.

Special Meeting to be held on July     , 2002 (see page 11).

The Latah Special Meeting will be held at 108 E. Market, Latah, Washington, on July     , 2002 at 10:00 a.m., local time. At the meeting you will be asked:

1.    To consider and approve a proposal to adopt the Agreement and Plan of Mergers dated as of March 28, 2002, by and among Latah, Bank of Latah, AmericanWest Bancorporation (“AmericanWest”) and AmericanWest Bank, pursuant to which Latah will be merged into AmericanWest, and each outstanding share of Latah common stock will be converted to the right to receive its pro rata share of $13,490,000 cash (estimated at up to $21.22/share) and .5192 of a share of AmericanWest common stock.

2.    To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

Record Date set at June     , 2002; 66 2/3% affirmative vote of outstanding shares of common stock is required to approve the Merger Agreement (see page 11).

You can vote at the Latah Special Meeting if you owned Latah common stock at the close of business on June     , 2002, including shares held in an account with a broker, bank or other nominee, or credited to your account in Bank of Latah’s 401(k) Plan. As of that date there were 635,624 shares of Latah common stock entitled to be voted at the Special Meeting.

Approval of the Agreement and Plan of Mergers requires that 66 2/3% of the outstanding shares of Latah common stock be voted at the Special Meeting in favor of the adoption of the Agreement and Plan of Mergers.

As of the date of this Proxy Statement/Prospectus, Directors and Executive Officers of Latah, and their affiliates, owned approximately 30% (assuming exercise of all outstanding options) of the outstanding shares of Latah common stock. The Directors and Executive Officers have indicated their intention and have agreed with AmericanWest, to vote the shares held by them and their affiliates in favor of adoption of the Merger Agreement.

Information regarding Latah Bancorporation, Inc.

Latah Bancorporation, Inc.
P.O. Box 40
101 E. Market
Latah, Washington 99018

Dissenters’ rights of shareholders (see page 22).

Under Washington law, Latah shareholders have the right to dissent from the Merger and receive cash for the fair value of their shares of Latah common stock.

To exercise dissenters’ rights, a Latah shareholder must not vote for the adoption of the Agreement and Plan of Mergers and must strictly comply with all the procedures required by Washington law. These procedures are described more fully later in this document, and a copy of the relevant portions of Washington law is attached as Appendix B to this Proxy Statement/Prospectus.

The Merger (see page 12).

The proposal is to merge Latah into AmericanWest, followed later in the year by a merger of Bank of Latah into AmericanWest Bank. Pursuant to the Merger Agreement, AmericanWest will pay a total of $13,490,000 cash (estimated at up to $21.22/share) and issue .5192 of a share of AmericanWest common stock in exchange for each share of Latah common stock. The cash portion of the Acquisition Price is subject to reduction by AmericanWest if Latah’s Capital is less than $6.25 million on the Effective Date, which Latah’s Management does not expect to occur.

The Board of Directors of Latah believes that the Merger offers Latah shareholders the opportunity to benefit from the synergies and growth opportunities expected to result from combining the two companies. For a more detailed discussion of the reasons for the Merger see pages 15 and 16.

Certain members of the management and directors of Latah have interests in the Merger (see page 19).

You should be aware that Directors and Executive Officers of Latah may have interests that are different from, or in addition to, your interests as a shareholder.

If the Merger is completed:

•
Latah’s CEO, John Gilbert, will receive an increased vested benefit under the Salary Continuation Agreement that he entered into with Latah in 1997, if his employment with AmericanWest is terminated by the employer without cause or by Mr. Gilbert for good reason within 24 months after the Merger.

•	Latah’s officers and employees will have the opportunity to continue their employment with AmericanWest.

•	AmericanWest will maintain directors and officers liability insurance of $2 million for a period of three years following the Merger.

•
Stock options held by Latah officers, as well as other employees of Latah and its subsidiary Bank of Latah, will be converted into stock options to acquire AmericanWest common stock. All nonqualified stock options held by the directors of Latah expire 4 months after the date of the Merger.

Accounting treatment of the Merger (see page 25).

AmericanWest will account for the Merger under the purchase method of accounting.

Conditions that must be satisfied for the Merger to occur (see page 21)

Completion of the Merger is subject to various conditions, including:

•	Receipt of all regulatory approvals that are necessary to permit the completion of the Merger and expiration of any statutory waiting periods required by law.

•	Approval of the Merger Agreement by Latah shareholders owning a minimum of 66 2/3% of the common stock.

•	Authorization for listing on the Nasdaq National Market of the shares of common stock to be issued upon completion of the Merger, subject only to official notice of issuance.

•	Other usual conditions.

If the law permits, either AmericanWest or Latah could choose to waive a condition to its obligation to complete the Merger, even though the condition has not been satisfied.

Termination of the Merger Agreement (see pages 21 and 24).

AmericanWest and Latah can agree to abandon the Merger and terminate the Merger Agreement at any time prior to the time the Merger is completed, even if the requisite number of shareholders of Latah have approved the Merger Agreement. Also, either AmericanWest or Latah can decide, without the consent of the other, to abandon the Merger if any of the following occurs:

•	The Merger has not been completed by August 31, 2002.

•	The required approval of shareholders is not obtained at the Latah Special Meeting of Shareholders.

•	The shares of AmericanWest common stock to be issued to Latah shareholders have not been approved for listing on the Nasdaq National Market.

•	Other usual conditions.

In addition, AmericanWest may elect to terminate the Merger, without the consent of Latah, if any of the following occurs:

•	If the representations and warranties of Latah or Bank of Latah are not true and correct in any material respect.

•	There has been a material adverse change in the business, property, liabilities, prospects, or condition (financial or otherwise) of Latah or Bank of Latah.

•
The number of Latah shares outstanding (including shares issued or to be issued under exercised options) exceeds 700,000 shares, which Latah’s Management does not expect to occur although it could if all or a substantial portion of the outstanding Latah Stock Options for 112,554 shares were exercised prior to the Effective Date.

•
The Capital of Latah as of the Effective Date (less capital contributions received upon the exercise of Latah options after February 28, 2002) is less than $6.25 million. Alternatively, under the Merger Agreement, AmericanWest may choose to reduce the cash portion of the Acquisition Price by 3X any Capital shortfall.

In addition, Latah may elect to terminate the Merger, without the consent of AmericanWest, if any of the following occurs:

•	If the representations and warranties of AmericanWest or AmericanWest Bank are not true and correct in any material respect.

•	The opinion of CFAI to the effect that the financial terms of the Merger are fair from a financial point of view to Latah shareholders has been withdrawn.

Under certain circumstances, upon termination, AmericanWest would be required to pay Latah a termination fee of $350,000, and, under certain circumstances, Latah would be required to pay AmericanWest a termination fee of $350,000. If Latah fails to close solely because it fails to receive a fairness opinion, and if Latah enters into an agreement to be acquired by another party within 12 months of the termination of this transaction, Latah is required to pay AmericanWest a termination fee of $350,000.

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the financial condition, results of operations and businesses of AmericanWest and Latah; (ii) the benefits of the Merger between AmericanWest and Latah, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the Merger; (iii) AmericanWest’s and Latah’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of AmericanWest’s and Latah’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for AmericanWest. This information should be read in conjunction with the historical financial statements of AmericanWest, including the respective notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and in the other documents incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION.”

The AmericanWest historical consolidated unaudited financial data as of and for the three months ended March 31, 2002, 2001 and 2000, have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

AMERICANWEST BANCORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA
($ in thousands, except per share data)

	At or for the Three Months Ended March 31			At or for the Years Ended December 31
	2002	2001	2000	2001	2000	1999	1998	1997
Operating Data:
Interest income	$12,986	$13,319	$11,238	$53,504	$50,042	$43,908	$43,682	$35,658
Interest expense	3,497	5,561	4,311	19,080	19,686	15,434	17,207	13,962

Net interest income	9,489	7,758	6,927	34,424	30,356	28,474	26,475	21,696
Provision for loan losses	810	421	337	2,855	1,643	1,577	784	1,055

Net interest income after provision for loan losses	8,679	7,337	6,590	31,569	28,713	26,897	25,691	20,641
Noninterest income	1,062	1,251	1,043	4,702	4,029	5,912	4,977	4,833
Noninterest expense	6,032	5,861	5,220	22,276	21,328	19,209	19,764	14,905

Income before provision for income taxes	3,709	2,727	2,413	13,995	11,414	13,600	10,904	10,569
Provision for income taxes	1,194	907	623	4,788	3,379	3,888	3,521	3,346

Net Income	$2,515	$1,820	$1,790	$9,207	$8,035	$9,712	$7,383	$7,223

Historical Per Share Data:
Earnings per share
Basic	$0.32	$0.22	$0.20	$1.12	$0.91	$1.05	$0.81	$0.79
Diluted	$0.31	$0.21	$0.19	$1.12	$0.90	$1.04	$0.79	$0.77
Shareholders’ equity	$69,778	$65,821	$60,914	$68,206	$64,530	$62,922	$54,211	$46,174
Selected Ratios:
Return on average equity	14.74%	11.31%	11.53%	13.87%	12.73%	16.58%	14.66%	16.30%
Return on average assets	1.52%	1.22%	1.38%	1.46%	1.44%	1.90%	1.49%	1.78%
Net interest margin to interest earning assets	6.18%	5.66%	5.79%	5.97%	6.01%	6.17%	5.94%	6.02%
Average equity as a percentage of average assets	10.29%	10.75%	11.83%	10.54%	11.32%	11.47%	10.16%	10.57%
Non-performing assets as a percentage of total assets	2.36%	1.63%	1.49%	2.25%	1.39%	1.43%	0.66%	0.90%
Financial Condition Data:
Total assets	$695,464	$623,629	$533,040	$659,341	$598,513	$527,726	$513,144	$488,778
Loans	$608,717	$512,700	$423,746	$587,976	$494,087	$423,421	$364,119	$318,595
Cash, cash equivalents and securities	$54,975	$84,288	$82,302	$40,506	$77,712	$79,160	$124,439	$144,890
Deposits	$579,417	$517,863	$465,473	$532,237	$501,426	$452,899	$452,913	$425,094
Borrowings	$40,845	$35,325	$2,384	$53,601	$27,367	$8,198	$1,348	$11,284

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table sets forth selected consolidated financial data for AmericanWest and Latah on an historical and pro forma basis reflecting the merger of Latah and AmericanWest, accounted for as a purchase as if it had been consummated as of January 1, 2001. This information is only a summary and should be read in conjunction with the historical financial statements of AmericanWest, including the respective notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and in the other documents incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION.” The per share pro forma data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods, or as of the date for which this pro forma data is presented.

The AmericanWest and Latah historical consolidated unaudited financial data as of and for the three months ended March 31, 2002, have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of their respective management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

AMERICANWEST BANCORPORATION AND LATAH BANCORPORATION PRO FORMA
CONDENSED COMBINED UNAUDITED FINANCIAL INFORMATION
($ in thousands, except per share data)

	At or for the Three Months Ended March 31, 2002					At or for the Year Ended December 31, 2001
	AmericanWest	Latah	Adjustments		Pro Forma Combined	AmericanWest	Latah	Adjustments		Pro Forma Combined
Operating Data:
Interest income	$12,986	$2,078	$(67	)(1)	$14,997	$53,504	$9,217	$(270	)(1)	$62,451
Interest expense	3,497	695			4,192	19,080	4,333			23,413

Net interest income	9,489	1,383	(67)		10,805	34,424	4,884	(270)		39,038
Provision for loan losses	810	60			870	2,855	240			3,095

Net interest income after provision for loan losses	8,679	1,323	(67)		9,935	31,569	4,644	(270)		35,943
Noninterest income	1,062	199			1,261	4,702	1,027			5,729
Noninterest expense	6,032	1,052	(33	)(2)	7,051	22,276	3,909	(133	)(2)	26,052

Income before provision for income taxes	3,709	470	(34)		4,145	13,995	1,762	(137)		15,620
Provision for income taxes	1,194	140	12		1,346	4,788	452	47		5,287

Net Income	$2,515	$330	$(46)		$2,799	$9,207	$1,310	$(184)		$10,333

Per Share Data:
Book value per share	$8.89	$10.75			$9.02	$8.63	$10.92			$8.77
Cash dividends per share	NA	NA			NA	NA	NA			NA
Earnings per share
Basic	$0.32				$0.34	$1.12				$1.21
Diluted	$0.31				$0.33	$1.12				$1.20
Shareholders’ equity	$69,778				$73,818	$68,206				$72,246

Selected Ratios:
Return on average equity	14.74%				15.29%	13.87%				14.67%
Return on average assets	1.52%				1.40%	1.46%				1.38%
Net interest margin to average earning assets	6.18%				5.93%	5.97%				5.77%
Average equity as a percentage of average assets	10.29%				9.18%	10.54%				9.41%
Non-performing assets as a percentage of total assets	2.36%				2.09%	2.25%				1.88%

	At or for the Three Months Ended March 31, 2002					At or for the Year Ended December 31, 2001
	AmericanWest	Latah	Adjustments		Pro Forma Combined	AmericanWest	Latah	Adjustments		Pro Forma Combined

Financial Condition Data:
Goodwill and intangible assets	$4,942	$262	$10,698	(3)	$15,902	$4,970	$267	$10,698	(3)	$15,935
Total assets	$695,464	$128,268	$(2,792	)(4)	$820,940	$659,341	$127,965	$(2,792	)(4)	$784,514
Loans	$608,717	$84,995			$693,712	$587,523	$84,955			$672,478
Cash, cash equivalents and securities	$54,975	$38,855	$(13,490	)(5)	$80,340	$40,506	$38,307	$(13,490	)(5)	$65,323
Deposits	$579,417	$111,562			$690,979	$532,237	$109,451			$641,688
Borrowings	$40,845	$9,086			$49,931	$53,601	$11,175			$64,776

(1)	Estimated interest income reduction from cash payment to Latah shareholders.
(2)	Estimated amortization of core deposit intangible.
(3)	Estimated merger addition of intangible and goodwill assets.
(4)	Estimated net of cash paid to Latah shareholders and increase in intangible and goodwill assets.
(5)	Estimated cash paid to Latah shareholders.

COMPARATIVE MARKET PRICE DATA

AmericanWest.    AmericanWest Common Stock is quoted on the Nasdaq National Market (“Nasdaq”) under the symbol “AWBC.” The table below sets forth the high and low sales prices of AmericanWest Common Stock as reported on Nasdaq for each quarterly period within the two most recent fiscal years and the first quarter of 2002.

	AmericanWest Common Stock
	High	Low
2000
First Quarter	$10.14	$7.54
Second Quarter	$8.57	$7.70
Third Quarter	$8.24	$7.96
Fourth Quarter	$9.40	$8.11

2001
First Quarter	$10.46	$8.78
Second Quarter	$10.00	$9.09
Third Quarter	$10.91	$9.86
Fourth Quarter	$11.14	$10.14

2002
First Quarter	$12.64	$10.96

AmericanWest paid 10% stock dividends on February 1, 2002, February 15, 2001, February 24, 2000, and February 26, 1999. AmericanWest has not paid a cash dividend since 1994.

The timing and amount of future dividends, if any, paid by AmericanWest is subject to determination by the Board of Directors of AmericanWest in its discretion and will depend on earnings, cash requirements and the financial condition of AmericanWest and its subsidiaries, applicable government regulations and other factors deemed relevant by the Board of Directors.

As of April 30, 2002, the 7,845,509 outstanding shares of AmericanWest Common Stock were held by approximately 3,000 holders of record.

Latah.    There is only a limited trading market for Latah Common Stock. Wedbush Morgan Securities makes a market in Latah Common Stock and trading has not been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Due to the limited information available, the following data may not accurately reflect the actual market value of Latah Common Stock. The following data includes trades reported to Latah by Wedbush Morgan Securities.

	Latah Common Stock
	High	Low
2000
First Quarter	$17.50	$16.50
Second Quarter	$17.00	$15.00
Third Quarter	$16.50	$16.00
Fourth Quarter	$18.50	$16.00

2001
First Quarter	$18.50	$17.75
Second Quarter	$19.00	$18.00
Third Quarter	$19.00	$18.50
Fourth Quarter	$19.50	$16.67

2002
First Quarter	$19.50	$18.50

Latah paid 5% stock dividends on February 20, 2002, March 1, 2001, February 1, 2000, and December 30, 1999. Prior to 1999, Latah paid cash dividends.

As of April 30, 2002, the 635,624 outstanding shares of Latah Common Stock were held by approximately 250 holders of record.

Recent Stock Price Data.    The following table sets forth the closing price per share for AmericanWest Common Stock, as reported on Nasdaq, and the equivalent pro forma per share price for Latah Common Stock on March 28, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on             , 2002, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus. Holders of Latah Common Stock are urged to obtain current market quotations for shares of AmericanWest Common Stock.

	March 28, 2002		, 2002
Closing price per share:
AmericanWest	$12.25		$
Latah(1)	$19.50		$
Equivalent pro forma per share of Latah Common Stock	$27.60	(2)	$(3)

(1)
There are no publicly available quotations of Latah Common Stock, and the market price per share as of the respective dates represent prices reported to Latah by Wedbush Morgan Securities in the last transaction prior to such date.

(2)
Computed by multiplying the AmericanWest closing price by the .5192 of AmericanWest Common Stock and then adding the estimated cash per share of $21.24 for each share of Latah Common Stock as of March 28, 2002.

(3)	Computed by multiplying the AmericanWest closing price by the .5192 of AmericanWest Common Stock and then adding the estimated cash per share of $ for each share of Latah Common Stock as of , 2002.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Forward-Looking Statements” on page 42, you should consider the matters described below carefully in determining whether to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

THE AMOUNT OF CASH THAT YOU RECEIVE WILL VARY, DEPENDING ON THE NUMBER OF LATAH SHARES OUTSTANDING.

The aggregate cash portion of the Acquisition Price is fixed at $13,490,000, regardless of the number of Latah shares outstanding. Therefore the cash that each Latah shareholder receives in the Merger will range from $21.22 per share based on the 635,624 Latah shares outstanding as of the date of this Proxy Statement/Prospectus, to $19.27 per share based on the maximum number of 700,000 Latah shares (including shares issued or to be issued under exercised Latah Stock Options) permitted to be outstanding as of the Effective Date.

BECAUSE THE MARKET PRICE OF AMERICANWEST COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE VALUE OF THE STOCK THAT YOU WILL RECEIVE.

Since approximately 23% of the consideration payable to the Latah shareholders will be in the form of AmericanWest Common Stock at an agreed value of $12.00/share and the market price of AmericanWest common stock will vary, Latah shareholders cannot be sure of the value of the AmericanWest common stock to be received in the Merger.

The stock conversion ratio of .5192 is based on an agreed value of $12.00/share of AmericanWest Common Stock. This means that at the time of the Special Meeting, Latah shareholders will not know the exact value of the AmericanWest common stock that they will receive when the Merger is completed. The market prices of AmericanWest common stock when the Merger takes place may vary from $12.00/share, the agreed value at the date of this document, and the market price at the date of the shareholder meeting. Such variations in the market prices of AmericanWest common stock may result from changes in the business, operations or prospects of AmericanWest or the combined company, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

We urge you to obtain current market quotations for AmericanWest common stock.

AMERICANWEST MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

AmericanWest and Latah may not successfully integrate their business operations after the Merger.

Integrating the business operations of AmericanWest and Latah after the Merger may be difficult and time consuming. Successful integration of Latah operations will depend primarily on AmericanWest’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. AmericanWest may encounter difficulties in the integration process, such as the loss of key employees and customers, the disruption of ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

THE MARKET PRICE OF THE SHARES OF AMERICANWEST COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE SHARES OF LATAH COMMON STOCK.

Upon completion of the Merger, holders of Latah common stock will become holders of AmericanWest common stock. Some of AmericanWest’s current businesses and markets differ from those of Latah and,

accordingly, the results of operations of AmericanWest after the Merger may be affected by factors different from those currently affecting the results of operations of Latah. For a discussion of the businesses of AmericanWest and Latah and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “WHERE YOU CAN FIND MORE INFORMATION.”

THE SPECIAL MEETING

Place, Time and Date

The Special Meeting will be held on July     , 2002, at 10:00 a.m., local time, at 108 E. Market, Latah, Washington. This Proxy Statement/Prospectus is being sent to holders of Latah Common Stock and is accompanied by a form of proxy that is being solicited by the Latah Board for use at the Special Meeting and any adjournments or postponements thereof.

Purpose

The purpose of the Special Meeting is: (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

Record Date; Shares Entitled to Vote; 401(k) Plan

The Latah Board has fixed the close of business on June             , 2002 as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Latah Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting, including shares credited to accounts in Latah’s 401(k) Plan for which participants are entitled to instruct the trustees how to vote the shares. Each share of Latah Common Stock will be entitled to one vote. At the Record Date, there were 635,624 shares of Latah Common Stock outstanding and entitled to be voted at the Special Meeting.

Vote Required

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Latah shareholders at the Special Meeting. Valid proxies that are marked “Abstain,” including proxies submitted by brokers that are the record owners of shares (so-called “broker non-votes”), will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Latah Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

As of the Record Date, the directors and executive officers of Latah and their affiliates beneficially owned an aggregate of 226,235 shares of Latah Common Stock, which represents 30.23% (assuming exercise of all outstanding options) of the shares entitled to be voted at the Special Meeting. All of the directors and executive officers of Latah have entered into agreements with AmericanWest pursuant to which each individual has agreed to vote his or her shares for approval of the Merger Agreement.

Proxies

Holders of Latah Common Stock may vote either in person or by properly executed proxy. Shares of Latah Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy or to vote in person at the Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Board of Directors of Latah knows of no such other matters.

Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Latah, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Latah Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

The proxy for the Special Meeting is being solicited on behalf of the Board of Directors of Latah. The expense of soliciting proxies for the Special Meeting will be borne by Latah. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Latah in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Latah Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Latah will reimburse them for their expenses in doing so.

THE MERGER

The descriptions in this Proxy Statement/Prospectus of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

General

The Merger Agreement provides for the merger of Latah with and into AmericanWest followed later in the year by the merger of Bank of Latah with and into AmericanWest Bank as soon as practicable. The separate existence of Latah will cease upon completion of the merger. Later in the year, after the merger of the Banks, the branches of Bank of Latah will operate and be known as branches of AmericanWest Bank. While AmericanWest and Latah believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See “ Conditions to Consummation of the Merger” and “ Regulatory Requirements.”

Merger Consideration

Upon consummation of the Merger, the shareholders of Latah, other than Dissenting Shares, will receive for each share of Latah Common Stock the right to receive their prorata share of $13,490,000 cash (estimated at up to $21.22/share) and .5192 of a share of AmericanWest stock. Since the aggregate cash portion of the Acquisition Price is fixed at $13,490,000, the amount of cash that each Latah shareholder receives in the Merger will range from $21.22 to $19.27 per share, depending on the number of Latah shares outstanding (including shares issued or to be issued, under exercised Latah Stock Options) at the Effective Date. See “RISK FACTORS.” Latah shareholders who would be entitled to receive, following the conversion, a fractional share of AmericanWest Common Stock will receive cash in lieu of such fractional share. The price for fractional shares will be based on the assumed value of $12.00/share. Under the Merger Agreement, if the Capital of Latah as of the Effective Date (less capital contributions received upon the exercise of Latah options after February 28, 2002) is less than $6,250,000, AmericanWest may either elect to terminate the Merger Agreement and collect the termination fee of $350,000 or to reduce the cash portion of the Acquisition Price payable to the Latah shareholders by an amount equal to three times the amount of the shortfall in Capital. As of March 31, 2002, Latah’s Capital was approximately $6,832,460 and the Management of Latah does not expect such contingency to occur.

Effective Date of the Merger

Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated by July 15, 2002. Either AmericanWest or Latah may, subject to certain conditions, terminate the Merger Agreement if the Effective Date does not occur on or before August 31, 2002.

Exchange of Latah Certificates

As promptly as practicable after the Effective Date, the Exchange Agent will send to each holder of record of Latah Common Stock transmittal materials for use in exchanging all of such holder’s certificates representing Latah Common Stock for a certificate or certificates representing the AmericanWest Common Stock to which such holder is entitled and a check or checks for such holder’s fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

Do Not Send In Your Latah Certificates Until You Receive the
Letter of Transmittal Form and Instructions.

Upon surrender of all of the certificates for Latah Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to AmericanWest, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the Exchange Agent will mail to such holder a certificate or certificates representing the number of shares of AmericanWest Common Stock to which such holder is entitled, and, where applicable, a check for any fractional share interest (without interest).

All shares of AmericanWest Common Stock issued to the holders of Latah Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. Any AmericanWest dividends having a record date after the Effective Date will include dividends on all shares of AmericanWest Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of AmericanWest Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Latah Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. After the Effective Date, the stock transfer books of Latah will be closed, and there will be no transfers on the transfer books of Latah of the shares of Latah Common Stock that were outstanding immediately prior to the Effective Date.

Background for the Merger

Latah has enjoyed considerable success and growth during the past few years. However, as it has grown Latah has found it increasingly difficult to attract additional high quality, experienced people to fulfill the needs in the rural communities that it serves.

In the summer of 2001, the Latah Board decided to review the company’s strategic direction and concluded that to continue to grow and prosper, Latah would need to (1) build a stronger administrative infrastructure, and (2) diversify into new markets that will provide future loan growth and diversification.

In order to build a stronger administrative infrastructure to support the growth that Latah has already achieved, as well as future growth, Latah needs to add more high quality, experienced employees. This is a very difficult task for the company as it means recruiting employees out of the Spokane market and having them commute to Latah or relocate. The other alternative, which seemed more viable over the long run to the Board, was to move the administrative office to Spokane where there is a larger pool of experienced employees and is the principal market that the Board believes Latah would have to enter to achieve the future continued loan growth and diversification.

Moving Latah’s administrative offices to Spokane, as well as entering the commercial banking market there, in the Board’s estimation, could not be done without substantial change in Latah’s operations and adversely affecting the Latah administrative employees who would have to travel to Spokane. In addition, entering the commercial banking market in Spokane would require a significant capital investment and involve the potential loan risks from entering a new, highly competitive lending market. Latah would have to find and compete against other banks in the area for the high quality people, both lending and administrative, needed to be successful in that market.

In considering these risks and costs, the Board concluded a better alternative would be to find a merger partner that already competes in the Spokane market and has built the infrastructure to support customers’ needs there. The Board also looked for a merger partner who understands agricultural lending and has experience in serving the needs of rural communities, and with the quality of leadership that will support and continue the culture that Latah has built within its bank and the communities it serves.

In August 2001, the Latah Board retained the services of Columbia Financial Advisors, Inc. (“CFAI”) to explore the various strategic options available to Latah. Several options were discussed with the Latah Board in October 2001, including a merger with a publicly traded bank holding company and a merger with a privately held bank holding company. After deliberations, the Latah Board decided to select AmericanWest from among several publicly traded banks because of AmericanWest’s highly regarded management team, its branch coverage of smaller communities similar to those served by Latah and AmericanWest’s experienced agricultural lending team. Latah authorized CFAI to contact AmericanWest in November 2001 to ascertain their interest. After the execution of a confidentiality agreement on November 16, 2001, financial and other information regarding Latah was disclosed to AmericanWest.

A meeting was arranged between Latah’s CEO, John Gilbert, and the CEO of AmericanWest, Wes Colley, to discuss the possibility of putting the two banks together, to see if there was merit to, and interest in, a merger. Latah executives have known and respected Mr. Colley for many years as one of the top community bankers in Washington.

Since that meeting, the Latah Board has considered and reconsidered the alternatives until the Board agreed a merger with AmericanWest is the best course that Latah can take for the communities that Latah serves, the employees, and the shareholders. The two organizations’ offices and personnel complement each other. There is no overlapping of offices that would cause extensive employee cutbacks, typical of most mergers.

After these internal discussions, the Board authorized John Gilbert and CFAI to negotiate further with AmericanWest on price and other terms. The negotiating team met with executives of AmericanWest on February 4, 2002 to discuss terms and structure. CFAI presented the revised terms and structure of the proposed merger to the Latah Board on February 12, 2002. The Board decided unanimously to continue negotiations with AmericanWest. After this meeting, due diligence was performed on both Latah and AmericanWest on February 14-15, 2002. CFAI’s overview of the due diligence and a term sheet prepared by AmericanWest describing the proposed terms of a merger were presented to the Latah Board on March 7, 2002. The Latah Board agreed unanimously to continue the discussions with AmericanWest and authorized Latah’s management to retain Paine, Hamblen, Coffin, Brooke & Miller LLP as the company’s legal counsel to negotiate a merger agreement with AmericanWest (the “Merger Agreement”).

On March 20, 2002, the Latah Board carefully considered the AmericanWest proposal, its value, its impact on employees and customers, and prospects for future appreciation and liquidity of the shares of AmericanWest Common Stock to be received by Latah shareholders in the proposed merger. CFAI presented its financial analysis of AmericanWest’s proposal and advised the Board on the fairness of the transaction from a financial point of view to the Latah shareholders. The Latah Board, along with its counsel, reviewed the Merger Agreement and considered the potential benefit of the proposed merger to Latah and its shareholders, taking into account the financial and valuation analyses of the Merger, and the terms of the Merger Agreement. The Latah Board at this meeting, subject to several minor changes to be negotiated by Latah management and its counsel, unanimously approved the Merger Agreement. The Merger Agreement was executed on March 28, 2002.

Reasons for the Merger

The Latah Board, at its meeting held on March 20, 2002, considered the Merger Agreement and determined it to be fair, and in the best interest of Latah and its shareholders. In reaching its decision, Latah’s Board consulted with management, as well as financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•
The fact that AmericanWest Common Stock is traded on the NASDAQ—National Market Systems, which is expected to provide liquidity to Latah shareholders in the AmericanWest Common Stock received in the Merger.

•	The Latah Board’s review of Latah’s business, operations, financial condition and earnings on an historical and a prospective basis.

•
The Latah Board’s knowledge and review, based, in part, on presentations by its financial advisor and Latah’s management, of the business, operations, financial condition and earnings of AmericanWest on an historical and prospective basis, the historical stock price performance of AmericanWest’s Common Stock, the potential for increased earnings and capital appreciation for Latah shareholders as shareholders of the combined company, and AmericanWest’s substantial market capitalization.

•
The terms of the Merger Agreement, including approximately 77% of the Acquisition Price payable in cash and a fixed Exchange Ratio of .5192 of a share of AmericanWest Common Stock for each share of Latah Common Stock, enabling Latah shareholders to benefit from any increase in the trading price of AmericanWest Common Stock prior to the Merger.

•
The terms of the Merger Agreement, including an attractive premium of 45.14% for the holders of Latah Common Stock based on recent Latah stock trades at a price of $18.95, at the time of the execution of the Merger Agreement.

•
The presentation of CFAI to the Latah Board on February 12, 2002, and the financial analysis and presentation of CFAI to the Board on March 20, 2002, and CFAI’s opinion, which opinion was confirmed by delivery of a written opinion dated May 1, 2002, that, as of such date and based on and subject to the considerations set forth in its opinion, the proposed transaction was fair from a financial point of view to the holders of Latah Common Stock. See “Opinion of Financial Advisor” on page 16.

•
The current and prospective economic and competitive environment facing the financial services industry generally, and Latah in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term, and in being able to capitalize on technological developments which significantly impact industry competition.

•
The general impact that the Merger could be expected to have on the constituencies served by Latah, including its customers, employees and communities. In this regard, Latah noted that the combined company could be expected to offer a more extensive range of financial products and services to Latah’s existing customers and could provide its customers with the added convenience of access to AmericanWest’s extensive branch system.

•	The expectation that to continue growing Latah would have to expand to the Spokane market and the challenge of staffing that expansion and gaining market share in that highly competitive marketplace.

•	The common business philosophy and compatibility of the management and staff of Latah and AmericanWest.

•
The fact that the officers and employees of Latah will be retained by AmericanWest including the President of Latah and Bank of Latah, John Gilbert. AmericanWest has not, and does not intend to enter into any employment contracts with any of Latah’s officers or employees.

•	The Board’s review of the terms of the Merger Agreement at meetings held on March 7, 2002, and March 20, 2002.

The foregoing discussion of the information and factors considered by the Latah Board is not intended to be exhaustive, but includes some of the material factors considered by the Latah Board. In reaching its determination to approve and recommend the Merger Agreement, the Latah Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual Directors may have given differing weights to differing factors.

For the reasons set forth above, the Latah Board has unanimously approved the Merger Agreement as advisable and in the best interests of Latah and its shareholders and recommends that the shareholders of Latah vote FOR the approval of the Merger Agreement.

Opinion of Financial Advisor

CFAI has delivered a written opinion to the Latah Board to the effect that, as of May 1, 2002, the consideration to be received by Latah common shareholders pursuant to the terms of the Merger Agreement is fair to such shareholders from a financial point of view. The Acquisition Price of $13,490,000 cash (estimated at up to $21.22/share) and .5192 shares of AmericanWest Common Stock for each Latah share has been determined by Latah and AmericanWest through negotiations. The CFAI Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Latah stockholder as to how such shareholder should vote at the Special Meeting. Based on the closing price of AmericanWest’s Common Stock on May 1, 2002, of $13.10 per share, the fixed Exchange Ratio of .5192 negotiated in the Merger Agreement (which is based on an agreed value of $12.00/share of AmericanWest) and 635,624 shares of Latah Common Stock outstanding as of the date of this Proxy Statement/Prospectus, the total Acquisition Price is $28.02 per share in the form of AmericanWest Common Stock and cash for all of the outstanding shares of Latah.

Latah retained CFAI as its exclusive financial advisor pursuant to an engagement letter dated August 10, 2001, in connection with the Merger. CFAI is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Latah Board selected CFAI to act as Latah’s exclusive financial advisor based on CFAI’s experience in mergers and acquisitions and in securities valuation generally.

On March 20, 2002, CFAI presented its financial analysis of AmericanWest’s proposal and advised the Latah Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial point of view, to Latah, Bank of Latah and its shareholders. This opinion was confirmed by delivery of a written opinion dated May 1, 2002. The full text of the CFAI Opinion, which sets forth the assumptions made, matters considered, and limits on its review, is attached hereto as Appendix C. The summary of the CFAI Opinion in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. LATAH SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFAI OPINION.

In rendering its opinion to Latah, CFAI reviewed, among other things, historical financial data of Latah, certain internal financial data and assumptions of Latah prepared for financial planning and budgeting purposes furnished by the management of Latah and, to the extent publicly available, and the financial terms of certain change of control transactions involving Northwest community banks. CFAI discussed with Latah’s management the financial condition, current operating results, and business outlook for Latah. CFAI also reviewed certain publicly available information concerning AmericanWest and certain financial and securities data of AmericanWest and companies deemed similar to AmericanWest. CFAI discussed with AmericanWest’s management the financial condition, current operating results, and business outlook for AmericanWest and AmericanWest’s plans relating to Latah. In rendering its opinion, CFAI relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Latah or AmericanWest nor was it furnished any such appraisals. Latah did not impose any limitations on the scope of the CFAI investigation in arriving at its opinion.

CFAI analyzed the total Acquisition Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Latah’s assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFAI to the net asset value approach to valuation.

Market Value is generally defined as the price, established on an “arms-length” basis, at which knowledgeable, unrelated buyers and sellers would agree. The “hypothetical” market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to shareholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the seller. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach discussed below.

CFAI maintains a comprehensive database concerning prices paid for banking institutions in the Northwest, particularly Washington, Idaho, Montana and Oregon banking institutions, during 1997 through 2001. This database provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Latah, CFAI has considered the market approach and has evaluated price to shareholders equity and price to earnings multiples and the price to total assets percentage for two samples; sample one is 33 Washington, Idaho,

Montana and Oregon bank transactions occurring in 1997-2001. Sample two is 10 Eastern Washington, Idaho and Montana transactions with banks having total assets less than $150 million that sold from 1993 to 2001 for 100% cash. Sample three is 16 similar bank transactions during the same period, except for 100% stock.

Comparable Sales Multiples.    CFAI calculated the estimated purchase price per share for the two samples described above for each ratio using the appropriate Latah financial data. Then the $28.02 price per share for the proposed AmericanWest-Latah transaction was compared to these estimated purchase prices per share for the two samples. The results are shown below:

Sample One-Cash & Stock Transactions		Sample Two-Cash Transactions
Financial Ratio	Price per Share	Financial Ratio	Price per Share
Price to Book Value	$25.13	Price to Book Value	$19.03
Price to Earnings	$34.05	Price to Earnings	$20.62
Price to Total Assets	$47.95	Price to Total Assets	$40.41

Sample Three-Stock Transactions
Financial Ratio	Price per Share
Price to Book Value	$23.31
Price to Earnings	$30.41
Price to Total Assets	$42.92

The results for sample one reflect both common stock and cash transactions for transactions that occurred in Western and Eastern Washington. The proposed Acquisition Price of $28.02 is then above the price to book value ratio price per share and below the price to earnings and price to total assets ratios. Perhaps, a better comparison is sample two with all cash transactions for bank mergers involving banks in Eastern Washington, Idaho, and Montana. Since the proposed transaction is approximately 77% cash and 23% common stock, the sample with 100% cash transactions may provide a more apt comparison. The proposed $28.02 Acquisition Price compares favorably to these results. Sample three reflects common stock transactions that are higher than the cash transactions for each ratio. Similar to sample one, the proposed Acquisition Price of $28.02 per share compares favorably to the price to book value ratio price per share and is below those calculations for price to earnings and price to total assets.

Investment Value is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution’s future earnings or cash flow which is discussed below.

Net Present Value Analysis.    The investment or earnings value of any banking organization’s stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Latah’s estimates of future growth and an appropriate capitalization or discount rate. CFAI’s calculations were based on an analysis of the banking industry, Latah’s earnings estimates for 2002-2006, historical levels of growth and earnings, and the competitive situation in Latah’s market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the “Net Present Value of Future Earnings” provided a range of $24.83 to $29.47 per share.

When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser’s experience and judgment, it is CFAI’s opinion that the proposed transaction is fair, from a financial point of view to the Latah shareholders.

Pursuant to the terms of the Engagement Letter, Latah has agreed to pay CFAI a fee of one percent of the first $14.5 million and two percent of the additional gross aggregate consideration for this fairness opinion and other financial advisory services. In addition, Latah has agreed to reimburse CFAI for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFAI against certain liabilities.

Interests of Certain Persons in the Merger

The directors, executive officers and principal shareholders of Latah, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options), as of the Record Date, a total of 226,235 shares of Latah Common Stock representing 30.23% of all outstanding shares of Latah Common Stock and options to purchase Latah Common Stock which will be immediately exercisable on the Effective Date of the Merger. The directors and executive officers of Latah will receive the same consideration in the Merger for their shares as the other shareholders of Latah. Certain members of Latah’s Management and the Latah Board have other interests in the Merger, as described below, that are in addition to their interests as Latah shareholders. The Latah Board is aware of their interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

Employment Arrangements.    The officers and employees of Latah and the Bank of Latah will have the opportunity to continue their at-will employment with AmericanWest and AmericanWest Bank after the Merger, with comparable duties and compensation. However, AmericanWest has not, and does not intend to enter into any employment, change of control or similar contracts with the Latah executives other than AmericanWest’s assumption of Mr. Gilbert’s Salary Continuation Agreement and Latah’s unexercised Stock Options.

Prior to entering into the Merger Agreement, Latah and Mr. Gilbert amended his Salary Continuation Agreement at AmericanWest’s request, to provide that no change of control shall be deemed to have occurred under such Agreement unless within 24 months following the Effective Date his employment with AmericanWest is terminated by the employer without cause or by Mr. Gilbert for good reason, including termination by Mr. Gilbert of his employment as a result of a reduction of his salary or a significant diminution of his duties with respect to Bank of Latah or its successor bank after the Effective Date. Under the Salary Continuation Agreement, Mr. Gilbert may otherwise have been entitled to receive an increased vested benefit under the Agreement if he resigned voluntarily within 24 months after the Effective Date of the Merger.

Stock Options.    At the Effective Date of the Merger, Latah options to purchase Latah Common Stock held by each Latah employee and each Latah director will immediately and automatically become fully vested and converted into options to purchase AmericanWest Common Stock based on the exchange ratio of 2.596 shares of AmericanWest Common Stock for each Latah share. As of the date of this Proxy Statement/Prospectus, the employees of Latah held options to acquire 109,971 shares of Latah Common Stock and the directors of Latah held options to acquire 2,583 shares of Latah Common Stock. At the exchange ratio of 2.596 shares of AmericanWest Common Stock for each share of Latah Common Stock, these options will be converted to options to purchase 285,485 shares of AmericanWest Common Stock.

Indemnification.    AmericanWest will cause the persons serving as officers and directors of Latah and Bank of Latah immediately prior to the Effective Date to be covered for a period of three (3) years after the Effective Date by the current policies of the directors and officers liability insurance maintained by Latah and/or Bank of Latah with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date.

Certain Federal Income Tax Consequences

The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Latah shareholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change.

Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the Merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

Neither AmericanWest nor Latah has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger. Keller Rohrback, L.L.P. will deliver an opinion concerning certain federal income tax consequences of the Merger.

Receipt of Cash and AmericanWest Common Stock in Exchange for Latah Common Stock.    The transaction will be taxable to the Latah shareholders under the Code. Generally, each shareholder will be subject to federal income tax on the amount of gain realized, based on the difference between the amount of cash and fair market value of AmericanWest Common Stock received as of the Effective Date and the cost basis for his or her Latah Common Stock.

Cash in Lieu of Fractional Shares.    A Latah shareholder who receives cash in lieu of a fractional share interest in AmericanWest Common Stock will be treated as having received such cash in full payment for such fractional share of stock, and will incur capital gain or loss to the extent the cash payment exceeds or is less than the holder’s basis in such fractional share.

The foregoing is a general summary of the material federal income tax consequences of the Merger to Latah shareholders, without regard to the particular facts and circumstances of each shareholder’s tax situation and status. Because tax consequences of the Merger vary depending upon the particular circumstances of each shareholder, each Latah shareholder should consult his or her own tax advisor regarding such shareholder’s specific tax situation and status, including the specific application and effect of state, local and foreign laws to such shareholder and the possible effect of changes in federal and other tax laws.

Conduct of Business Pending the Merger

Latah has agreed in the Merger Agreement not to take certain actions relating to its operations without the prior approval of AmericanWest pending consummation of the Merger. The Merger Agreement provides that, except with the written consent of AmericanWest, each of Latah and Bank of Latah, respectively, may not, among other things: (i) amend its articles of incorporation or bylaws; (ii) impose any lien on any share of stock held by it; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a cash or stock dividend on Latah Common Stock; (iv) incur any additional debt except in the ordinary course of business; (v) increase compensation, pay bonuses or enter into severance arrangements; (vi) amend any existing employment contract with any person or enter into any new employment contract; (vii) adopt any new employee benefit plan or make any material change to an existing employee benefit plan; (viii) enter into any new material service contract, purchase or sale agreement or lease agreement; (ix) make any capital expenditures exceeding $25,000 individually or $50,000 in the aggregate; (x) enter into, renew or terminate any material contract or agreement or make any changes in any material lease or contract; (xi) settle any claim for money damages, (xii) enter into any new activities or lines of business, cease any material activities or lines of business or conduct any material business activity not consistent with past practice; (xiii) extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Bank of Latah shall not, without the prior consent of AmericanWest’s Chief Executive Officer or Chief Credit Administrator make any new loan, renew or restructure any existing loan in excess of $700,000; (xiv) incur more than $260,000 of expenses in connection with the transactions contemplated by the Merger Agreement; and (xv) enter into any transactions other than in the ordinary course of business. Moreover, Latah is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

Conditions to Consummation of the Merger

The obligations of Latah and AmericanWest to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Latah Common Stock; (ii) receipt of all applicable regulatory approvals and the expiration of all required waiting periods; (iii) no proceeding pending or threatened before any court or governmental agency which presents a substantial risk of restraint or prohibition of the Merger; (iv) the shares of AmericanWest Common Stock to be issued pursuant to the Merger Agreement being approved for listing on the National Market; and (v) the Commission declaring the effectiveness of the Registration Statement for the shares of AmericanWest Common Stock to be issued in the Merger.

The obligations of AmericanWest are subject to the satisfaction of certain additional conditions, including: (i) the delivery by Latah of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Latah; (iii) the number of Latah shares outstanding (including shares issued or to be issued under exercised Latah stock options) does not exceed 700,000 shares; (iv) the absence of any material adverse change in the business, property, liabilities, prospects, or condition (financial or otherwise) of Latah or Bank of Latah; and (v) Latah’s Capital shall not be less than $6.25 million (not including capital contributions upon exercise of outstanding Latah Options after February 28, 2002) on the Effective Date. If the last condition is not met AmericanWest shall have the right at its election to either terminate the Merger Agreement and collect the $350,000 termination fee or to reduce the cash portion of the Acquisition Price by an amount equal to three times the amount of the shortfall in Capital.

The obligations of Latah are also subject to the satisfaction of certain additional conditions, including: (i) the delivery by AmericanWest of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of AmericanWest; and (iii) the receipt of an opinion from CFAI prior to the mailing of this Proxy Statement/Prospectus to the effect that the financial terms of the Merger are fair to Latah shareholders. The CFAI Opinion has been received and is attached as Appendix C.

AmericanWest and Latah may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law.

Consequences of Termination

No Termination Fee.    The Merger may be terminated prior to the Effective Date, either before or after receipt of the required shareholder approval, without any termination fee if the termination is due to (i) mutual consent; (ii) failure of the Merger to be consummated by August 31, 2002, provided such delay is not due to failure of the party seeking to terminate to perform its obligations in a timely manner or a material breach by the party seeking to terminate; or (iii) failure to secure the required regulatory approvals.

Fee Payable to AmericanWest.    Under certain circumstances, set forth in Article VII of the Merger Agreement attached hereto as Appendix A, if the Merger is not consummated, Latah will be required to pay AmericanWest a termination fee of $350,000. These circumstances include, but are not limited to, the failure of Latah to use its best efforts to consummate the transaction contemplated by the Merger Agreement, a material breach by Latah of any representation, warranty, covenant or agreement which cannot be cured within thirty (30) days, or failure of Latah to receive the requisite shareholder vote.

In addition, if Latah elects not to proceed with the transaction because it has failed to receive a fairness opinion and enters into an agreement to be acquired by another party within 12 months of the termination of this transaction, Latah will pay a termination fee to AmericanWest of $350,000. Any termination fee payable shall be due and owing even though the event or condition which caused the fee to be payable is the result (in part or in whole) of the directors of Latah complying with their fiduciary duties.

Fee Payable to Latah.    Under certain circumstances, set forth in Article VII of the Merger Agreement attached hereto as Exhibit A, if the Merger is not consummated, AmericanWest will be required to pay Latah a termination fee of $350,000. These circumstances include, but are not limited to, the failure of AmericanWest to use its best efforts to consummate the transaction contemplated by the Merger Agreement or a material breach by AmericanWest of any representation, warranty, covenant or agreement which cannot be cured within thirty (30) days. Any termination fee payable shall be due and owing even though the event or condition which caused the fee to be payable is the result (in part or in whole) of the directors of AmericanWest complying with their fiduciary duties.

Regulatory Requirements

The merger of AmericanWest and Latah is subject to prior approval by the Federal Reserve. An application for approval of the merger of AmericanWest and Latah was filed with the Federal Reserve on or about May 7, 2002. The merger of AmericanWest Bank and Bank of Latah is subject to the receipt of certain prior approvals from the Federal Deposit Insurance Corporation (“FDIC”), the Washington Department of Financial Institutions, Division of Banks (the “DFI”), and the Idaho Department of Finance (the “IDF”). Applications for such merger to be effective later in the year, were filed with the FDIC, the DFI and the IDF on or about May 7, 2002.

The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transaction.

AmericanWest and Latah are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the transactions contemplated by the Merger Agreement other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See “Effective Date of the Merger,” “Conditions to Consummation of the Merger,” and “Amendment; Waiver; Termination.”

The Merger Agreement provides that if the Merger has not been consummated on or before August 31, 2002 and AmericanWest and Latah have not agreed upon an extension, the Merger Agreement may be terminated, subject to certain conditions, by AmericanWest or Latah. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Latah’s shareholders, there can be no assurance that the Merger will be consummated by August 31, 2002. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

Dissenters’ Rights

In accordance with Chapter 13 of the WBCA (Chapter 23B.13 of the Revised Code of Washington), Latah’s shareholders have the right to dissent from the Merger and to receive payment in cash for the “fair value” of their Latah Common Stock.

Latah shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 in order to perfect their rights. Latah and AmericanWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Latah shareholder in order to dissent from the Merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix B.

A shareholder who wishes to assert dissenters’ rights must (a) deliver to Latah before the vote is taken by Latah shareholders written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Latah at the following address within the requisite time period:

Latah Bancorporation, Inc.
P.O. Box 40
101 E. Market
Latah, WA 98018
Attn: John L. Gilbert, President

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Latah in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Latah the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to Latah prior to the vote being taken by Latah shareholders a written notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the Merger or abstain from voting.

If the Merger is effected, AmericanWest as the surviving corporation shall, within ten days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which AmericanWest must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

A shareholder wishing to exercise dissenters’ rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, AmericanWest shall pay each dissenter with properly perfected dissenters’ rights AmericanWest’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Latah shares prior to the public announcement of the Merger, AmericanWest is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which AmericanWest can borrow money from other banks.

A dissenter who is dissatisfied with AmericanWest’s estimate of the fair value or believes that interest due is incorrectly calculated may notify AmericanWest of the dissenter’s estimate of the fair value and amount of interest due. If AmericanWest does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then AmericanWest must, within 60 days, petition a court to determine the fair value.

In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Latah who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Amendment; Waiver; Termination

AmericanWest may elect to modify the structure of the Merger; provided, however, that AmericanWest shall not have the right to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Latah shareholders are entitled to receive, or adversely affects the tax treatment to the Latah shareholders as a result of receiving such consideration, or terminates the Merger Agreement because of a delay caused by such a revision in structure. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefited by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of AmericanWest and Latah. After approval of the Merger Agreement by the shareholders of Latah, the Merger Agreement will not, without further approval of such shareholders, be amended in any manner that would decrease the consideration to be received by Latah shareholders in exchange for their Latah Common Stock or that would adversely affect the tax treatment to Latah shareholders. For a discussion of this expected tax treatment see “THE MERGER—Certain Federal Income Tax Consequences.”

The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Latah shareholders, as follows: (i) by the mutual consent of AmericanWest and Latah, if the Board of Directors of each so determines by vote of a majority of the members of its entire board; (ii) by either party if the Merger is not consummated on or before August 31, 2002; (iii) by either party if the other party has committed a material breach that has not been cured within 30 days after the giving of written notice of such breach; (iv) by AmericanWest if Latah enters any agreement with a view toward being acquired or effecting a business combination with any other person; or (v) by either party in the event the requisite approval by Latah shareholders is not obtained.

In the event of the valid termination of the Merger Agreement by either AmericanWest or Latah, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors, except for the potential of a termination fee as described in the next section.

Termination Fee

As a condition and inducement to AmericanWest’s entering into the Merger Agreement and in consideration thereof, each party has agreed to pay to the other a termination fee under certain circumstances. Latah has agreed to pay to AmericanWest a termination fee of $350,000 in the event that: (i) the Merger Agreement is terminated because Latah and Bank of Latah do not use their best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; (ii) Latah terminates the Merger Agreement for any reason other than the grounds for termination for mutual consent, AmericanWest’s breach, or delay; or (iii) the requisite approval by Latah’s shareholders is not obtained. AmericanWest has agreed to pay to Latah a termination fee of $350,000 in the event that: (i) the Merger Agreement is terminated because AmericanWest does not use its best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; or (ii) AmericanWest terminates the Merger Agreement for any reason other than the grounds for termination for mutual consent, Latah’s breach, or delay.

Resale of AmericanWest Common Stock

The shares of AmericanWest Common Stock to be issued to shareholders of Latah upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Latah or AmericanWest as that term is defined in the rules under the Securities Act. AmericanWest Common Stock received by those shareholders of Latah who are deemed to be “affiliates” of Latah on the date of the Special Meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Latah generally include individuals or entities that control, are controlled by or are under common control with, Latah, and may include the executive officers and directors of Latah and certain of their affiliates as well as certain principal shareholders of Latah. In the Merger Agreement, Latah has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Latah to enter into an agreement with AmericanWest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of AmericanWest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement/Prospectus does not cover any resales of AmericanWest Common Stock received by affiliates of Latah.

Accounting Treatment

The acquisition of Latah will be accounted for under the “purchase” method of accounting, as this term is used under accounting principles generally accepted in the United States of America, commonly referred to as “GAAP.” Latah’s assets and liabilities will be adjusted to their estimated fair value as of the closing date of the Merger and combined with the historical book values of the assets and liabilities of AmericanWest. The difference between the estimated fair value of the assets and liabilities and the purchase price will be recorded as goodwill and as intangible asset(s). Goodwill will be periodically reviewed for impairment. The intangible asset(s) will be amortized against the combined company’s earnings following completion of the Merger.

Expenses

The Merger Agreement provides that AmericanWest and Latah each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

BUSINESS OF THE PARTIES TO THE MERGER

AMERICANWEST

AmericanWest is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. AmericanWest is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiary, AmericanWest Bank, which is engaged in a general banking business and businesses related to banking. During 2001, AmericanWest merged its five affiliated banks, United Security Bank, Home Security Bank, Bank of Pullman, Grant National Bank and AmericanWest Bank, to form AmericanWest Bank. AmericanWest Bank conducts business from its main office in Spokane, Washington and its 32 branch offices located in communities throughout Eastern Washington, and one branch in Moscow, Idaho. As of March 31, 2002, AmericanWest had total assets of approximately $695 million, outstanding loans of approximately $609 million, total deposits of approximately $579 million, and shareholder’s equity of approximately $70 million. AmericanWest was founded in 1983 and has been profitable in every year since its inception.

AmericanWest Bank is a Washington state-chartered commercial bank. AmericanWest Bank offers a full range of financial services to commercial and individual customers, including short-term and medium-term loans, revolving credit facilities, inventory and accounts receivable financing, equipment financing, residential and small commercial construction lending, agricultural lending, mortgage lending, equipment leasing, various savings programs, checking accounts, installment and personal loans, and bank credit cards. AmericanWest Bank also provides a broad range of depository and lending services to commercial, industrial and agricultural enterprises, governmental entities and individuals. AmericanWest Bank’s deposit taking and lending activities are primarily directed to the communities in which their branches are located. AmericanWest Bank’s primary marketing focus is on small to medium-sized businesses and professionals in these communities.

Business Strategy

AmericanWest Bank’s business strategy is to continue to build a growing, profitable community banking and financial services network by emphasizing high quality customer service and by focusing on the financial needs to consumers and small to medium-sized businesses. AmericanWest Bank intends to pursue an aggressive growth strategy, the key components of which include:

•	Increasing market share in existing markets

•	Expanding the markets served through new branch openings and acquisitions

•	Providing superior customer service

Facilities

At December 31, 2001, AmericanWest owned or leased facilities in thirty-three locations including thirty-two in Eastern Washington and one in Moscow, Idaho and the Computer/Processing Center. AmericanWest’s main office is located in North Spokane, which is owned by AmericanWest Bank. About 1,400 square feet is used for the Administrative Offices. In addition, AmericanWest leases approximately 9,000 square feet for its Computer/Processing Center located near the Spokane Airport. AmericanWest is separated into four separate Regions. As of January 1, 2002, these were the Inland Northwest Region headquartered in Spokane, Washington, the Columbia River Region headquartered in Ephrata, Washington, the Blue Mountain Region headquartered in Walla Walla, Washington, and the Palouse Region headquartered in Pullman, Washington.

Competition

While AmericanWest Bank encounters a great deal of competition in its lending activities, management believes there is less competition in AmericanWest Bank’s specialty middle market and neighborhood bank niche than there was a few years ago. AmericanWest Bank believes that its competitive position has been strengthened by the consolidation in the banking industry, which has resulted in a focus on the larger accounts with less contact between the bank officers and their customers. AmericanWest Bank’s strategy by contrast, is to remain a middle market lender, which maintains close long-term relationships with its customers.

AmericanWest competes for deposits and banking business in central and eastern Washington from thirty-two locations, including one in Moscow, Idaho. AmericanWest’s market area encompasses Spokane, Stevens, Ferry, Lincoln, Pend Oreille, Franklin, Yakima, Benton, Whitman, Grant, Walla Walla and Columbia Counties in Washington, and Latah County, Idaho. AmericanWest competes against commercial banks, mutual savings banks, credit unions, savings and loans, mortgage companies, and other financial institutions. The major commercial bank competitors are the regional banks that have a branch or branches within AmericanWest’s primary trade areas.

Management believes that the principal competitive factors affecting AmericanWest’s markets include interest rates paid on deposits and charged on loans, the range of banking products available, and customer service and support. Although management believes that AmericanWest’s products currently compete favorably with respect to these factors, there can be no assurance that AmericanWest can maintain its competitive position against current and potential competitors, especially those with significantly greater financial resources.

Employees

As of December 31, 2001, AmericanWest Bank had 300 employees. None of AmericanWest Bank’s employees are covered by a collective bargaining agreement. Management believes relations with its employees are good.

Legal Proceedings

Periodically and in the ordinary course of business, various claims and lawsuits are brought against AmericanWest or AmericanWest Bank, such as claims to enforce liens, condemnation proceedings on properties in which AmericanWest held security interests, claims involving the making and servicing of real property loans and other issues incident to the business of AmericanWest and AmericanWest Bank. In the opinion of management, the ultimate liability, if any, resulting from such claims or lawsuits will not have a material adverse effect on the financial position or results of operations of AmericanWest.

The thirty-two branch locations are in the State of Washington in Chewalah, Colton, Colville, Davenport, Dayton, Ephrata, Kettle Falls, Mabton, Moses Lake, Naches, Prosser, Pullman (2), Richland, Spokane (10), Sunnyside, Uniontown, Waitsburg, Walla Walla (2), and Yakima (2), and Moscow, Idaho.

Financial and other information relating to AmericanWest is set forth in AmericanWest’s Annual Report on Form 10-K for the year ended December 31, 2001, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of AmericanWest, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference in AmericanWest’s Annual Report on Form 10-K for the year ended December 31, 2001, and AmericanWest’s Proxy Statement dated April 1, 2002, for its Annual Meeting of Shareholders. Copies of this information may be obtained from AmericanWest as indicated under “WHERE YOU CAN FIND MORE INFORMATION.”

LATAH

Latah is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Latah is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiary, Bank of Latah, which is engaged in a general banking business. Bank of Latah is a community bank, providing depository services and loan products to rural communities in North Idaho and the Palouse region of Eastern Washington. A significant effort is made to compete in agricultural and small business lending throughout this market area. Bank of Latah’s reputation and overall marketing strategy has been built upon the concept of providing its customers with the best financial products and services possible. These financial products include a full range of deposit accounts typically available in most banks, including checking accounts, savings accounts, and other time deposits of various types. Transaction accounts and time certificates are offered at rates competitive in the Bank’s market area. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the Bank Insurance Fund of the FDIC up to the maximum amount permitted by law. Bank of Latah also offers a full range of short to medium-term commercial and personal loans, including lines of credit, equipment loans, commercial real estate and construction loans, auto, residential and government guaranteed or subsidized loan programs, as well as credit cards for individuals. Bank of Latah opened for business in 1890 and was chartered as a Washington State commercial bank in 1907. On February 23, 1996, Bank of Latah transferred its banking charter to Idaho to implement branching activity in that state. During 1993, Latah Bancorporation, Inc. was formed to become the holding company for Bank of Latah. The holding company was activated on April 15, 1993, with the acquisition of Bank of Latah. The sole asset of Latah since its formation has been all the outstanding shares of common stock of the Bank of Latah.

Bank of Latah’s main office and administrative offices are in Latah, Washington. Other offices are located in Tekoa, Oakesdale, Palouse and Colfax, Washington, and in St. Maries, Kellogg and Orofino, Idaho.

As of March 31, 2002, Latah had total assets of approximately $128 million, outstanding net loans of approximately $84 million, total deposits of approximately $112 million, and shareholders’ equity of approximately $6.8 million.

Competition

Bank of Latah’s primary market area consists of Southwest Spokane County and Whitman County in Eastern Washington, and Shoshone, Benewah, Latah and Clearwater Counties in North Idaho. Other financial institutions operate in these areas and Bank of Latah faces strong competition, both in attracting deposits and originating loans. Bank of Latah’s primary community bank competitor is Bank of Whitman. There are also four state and federal credit union offices in St. Maries and Orofino, Idaho. Other regional and national banks include: Bank of America, Washington Mutual Bank, U.S. Bank and Wells Fargo Bank. These and many other competitors are larger and more substantially capitalized than Bank of Latah. They have established positions and have greater resources than Bank of Latah for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds. Regional and national banks are also able to offer a wider array of services and products than Bank of Latah, such as trust services, international banking, and expanded electronic banking services.

The primary factors affecting competition for deposits and loans are interest rates, terms, fees, and personal service. Bank of Latah relies on its close proximity to numerous local businesses, personal contacts, and referrals by its officers, directors, employees, shareholders and customers and its reputation in the communities and surrounding rural areas which it serves to compete effectively.

Facilities

Bank of Latah operates out of nine offices, the newest of which is Colfax, Washington, just opened in February, 2002. Following are Bank of Latah’s facilities at each location:

Bank of Latah’s main office is located at 101 E. Market, Latah, Washington and consists of approximately 4,290 square feet on the ground floor with 1,320 square feet of finished space in the basement. The building was originally constructed in 1906 and expanded in 1977 and 1998. This facility and all branches other than the St. Maries office located at 109 College Avenue and the Colfax office are owned by Bank of Latah.

Bank of Latah’s branch at N. 147 Broadway, Tekoa, Washington, comprises approximately 4,800 square feet on two levels, and was built in 1985.

Bank of Latah’s branch at W. 114 Steptoe, Oakesdale, Washington, includes approximately 1,800 square feet, and was built in 1953 and remodeled in 2001.

Bank of Latah’s branch at 150 N. Bridge, Palouse, Washington, occupies approximately 3,800 square feet, and was built in 1996.

Bank of Latah’s branch at 1500 Main, St. Maries, Idaho, is approximately 4,300 square feet, and was built in 1999.

Bank of Latah’s branch at 109 College Avenue, St. Maries, Idaho, has approximately 330 square feet, and is leased in Archie’s IGA Store.

Bank of Latah’s branch at 100 Main Street, Orofino, Idaho, consists of approximately 4,180 square feet, and was built in 2000.

Bank of Latah’s branch at 120 Railroad Avenue, Kellogg, Idaho, comprises approximately 1,440 square feet, and was built in 2001.

Bank of Latah’s branch at N. 407 Main, Colfax, Washington, includes approximately 3,000 square feet, and is leased by the company.

Employees

As of March 31, 2002, Bank of Latah had 53 full-time employees and 12 part-time employees. None of Bank of Latah’s employees are covered by a collective bargaining agreement. Bank of Latah provides a variety of benefits to its employees and believes employee relations are good.

Legal Proceedings

There are no threatened or pending legal proceedings against Latah or Bank of Latah which, if determined adversely, would, in the opinion of Management, have a material adverse effect on the business or financial position of Latah and its subsidiaries on a consolidated basis.

SUPERVISION AND REGULATION

Introduction

The following generally refers to certain statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and therefore, are not complete and are qualified by the statutes and regulations referenced. In addition, due to the numerous statutes and regulations which apply to and regulate the operation of the banking industry, many are not referenced below.

THE HOLDING COMPANIES

General

AmericanWest and Latah are bank holding companies by virtue of their respective ownership of AmericanWest Bank and Bank of Latah, and are registered as such with the Federal Reserve. As bank holding companies, AmericanWest and Latah are subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), which governs and subjects each of them and their respective subsidiaries to supervision and examination by the Federal Reserve. Under the BHCA, AmericanWest and Latah file with the Federal Reserve annual reports of their operations and such additional information as the Federal Reserve may require.

Bank Holding Company Structure

In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (see below under “Liquidity Requirements—Recent Federal Legislation—Interstate Banking and Branching”).

Federal Reserve Regulation.    Bank holding companies must obtain the Federal Reserve’s approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; and (3) acquire substantially all of the assets of any additional banks. Until September 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which the bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state restrictions, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

Control of Nonbanks.    With certain exceptions, the BHCA also prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company other than a bank or a bank holding company unless the Federal Reserve finds the company’s business to be incidental to the business of banking. When making this determination, the Federal Reserve in part considers whether allowing a bank holding company to engage in those activities would offer advantages to the public that would outweigh possible adverse effects.

The Economic Growth and Regulatory Paperwork Reduction Act of 1996 (“Economic Growth Act”) amended the BHCA to eliminate the requirement that a bank holding company seek Federal Reserve approval before engaging de novo in permissible nonbanking activities, if the holding company is well capitalized and meets certain other criteria specified in the same statute. A bank holding company meeting the specifications is now required only to notify the Federal Reserve within 10 business days after the activity has begun.

Control Transactions.    The Change in Bank Control Act of 1978, as amended, requires a person or group of persons acquiring “control” of a bank holding company to provide the FRB with at least 60 days’ prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve has 60 days to issue a notice disapproving the proposed acquisition, but the Federal Reserve may extend this time period for up to another 30 days. An acquisition may be completed before the disapproval period expires if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% if the “company” is a bank holding company) or more of the outstanding shares of AmericanWest, or otherwise obtain control over AmericanWest.

Transactions with Affiliates

AmericanWest and its subsidiaries, and likewise Latah and Bank of Latah, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Generally, Sections 23A and 23B of the Federal Reserve Act: (1) limit the extent to which the financial institution or its subsidiaries may engage in “covered transactions” with an affiliate, as defined, to an amount equal to 10% of such institution’s capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not “covered transactions,” to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Regulation of Management

Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution’s federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal shareholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

FIRREA

The Financial Institution Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators’ enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

Tie-In Arrangements

AmericanWest, Latah and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither AmericanWest, Latah nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. Effective April 1997, the Federal Reserve has adopted significant amendments to its anti-tying rules that: (1) remove Federal Reserve-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) create exemptions from the statutory restriction on bank tying arrangements to allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient and lower-cost service to customers. However, the impact of the amendments on AmericanWest, Latah and their subsidiaries is unclear at this time.

State Law Restrictions

As corporations chartered under the laws of the State of Washington, AmericanWest and Latah may be subject to certain limitations and restrictions as provided under applicable Washington corporate laws.

Securities Registration and Reporting

The AmericanWest Common Stock is registered as a class with the SEC under the Securities Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by AmericanWest under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by AmericanWest are subject to the registration requirements of the Securities Act and applicable state securities laws unless exemptions are available.

THE BANKS

General

Applicable federal and state statutes and regulations governing a bank’s operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

AmericanWest Bank and Bank of Latah are state-chartered commercial banks subject to regulation and supervision by the Washington Department of Financial Institutions, Division of Banks (the “DFI”) and the Idaho Department of Finance (the “IDF”). AmericanWest Bank and Bank of Latah (the “Banks”) are also subject to regulation and examination by the FDIC, which insures their respective deposits to the maximum extent permitted by law. The federal laws that apply to the Banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing the Banks generally have been promulgated to protect depositors and not to protect shareholders of such institutions or their holding companies.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires federal banking regulators to adopt regulations or guidelines in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of “undercapitalized banks” to borrow from the Federal Reserve’s discount window; and require regulators to perform periodic on-site bank examinations and set standards for real estate lending.

Loans-to-One Borrower

Each of the Banks is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 20% of unimpaired capital. Each of the Banks is in compliance with applicable loans-to-one borrower requirements.

FDIC Insurance

Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the BIF and/or the SAIF, as applicable, based on their risk classification.

In September of 1996, the Deposit Insurance Funds Act of 1996 (“Funds Act”) was enacted. The Funds Act provided, among other things, for the recapitalization of the SAIF through a special assessment on all depository institutions that hold SAIF insured deposits. The one-time assessment was designed to place the SAIF at its 1.25 reserve ratio goal.

The Funds Act, for the three-year period beginning in 1997, subjects BIF insured deposits to a Financing Corporation (“FICO”) premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF insured deposits (approximately 6.5 basis points). Beginning in the year 2000, BIF insured institutions were required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019.

Until further action by the FDIC, BIF premiums will be maintained at their current level. Accordingly, institutions in the lowest risk category will continue to pay no premiums, and other institutions will be assessed based on a range of rates, with those in the highest risk category paying 27 cents for every $100 of BIF insured deposits. Rates in the SAIF assessment schedule, previously ranging from 4 to 31 basis points, have been adjusted by 4 basis points to a range of 0 to 27 basis points.

The Funds Act provided for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions existed on that date. It is expected that Congress will continue to address comprehensive legislation on the merger of the funds and elimination of the thrift charter. The merger of the BIF and the SAIF has not yet occurred.

The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

Capital Requirements

Capital Adequacy Requirements.    The Federal Reserve and the FDIC (collectively, the “Agencies”) have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels.

The current guidelines require all federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, up to 45% of pretax net unrealized holding gains of equity securities, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. Neither of the Banks have received any notice indicating that it will be subject to higher capital requirements.

Under these guidelines, banks’ assets are given risk-weights of 0%, 20%, 50% or 100%. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans (both carry a 50% rating). Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds (which have a 50% rating) and direct obligations of or obligations guaranteed by the United States Treasury or United States Government Agencies (which have a 0% rating).

The Agencies have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to limit the maximum degree to which a bank may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. Any institution operating at or near the 3% level is expected to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

Prompt Corrective Action.    Regulations adopted by the Agencies as required by FDICIA impose even more stringent capital requirements. The FDIC and other Agencies must take certain “prompt corrective action” when a bank fails to meet capital requirements. The regulations establish and define five capital levels: (1) “well-capitalized,” (2) “adequately capitalized,” (3) “undercapitalized,” (4) “significantly undercapitalized” and (5) “critically undercapitalized.” To qualify as “well-capitalized,” an institution must maintain at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a leverage ratio of no less than 5%. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being “adequately capitalized” (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a leverage ratio of at least 4%). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of the date of this Proxy Statement/Prospectus, neither AmericanWest, Latah, nor their respective subsidiaries were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

LIQUIDITY REQUIREMENTS

Restrictions on Capital Distributions

Dividends paid to AmericanWest by its subsidiaries are the material source of AmericanWest’s cash flow. Likewise, dividends paid to Latah by Bank of Latah are the material source of Latah’s cash flow. Various federal and state statutory provisions limit the amount of dividends AmericanWest’s and Latah’s banking subsidiaries are permitted to pay to AmericanWest and Latah, respectively, without regulatory approval. Federal Reserve policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition.

If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the Federal Reserve and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

Under Washington and Idaho law, the Banks may not declare or pay a cash dividend on their capital stock if it would cause its net worth to be reduced below (1) the amounts required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of the DFI for AmericanWest and the IDF for Bank of Latah. Dividends on AmericanWest Bank’s capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of AmericanWest Bank, without the approval of the DFI.

Federal Reserve System

The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Currently, reserves of 3% must be maintained against total transaction accounts of $49.8-million or less (after a $4.2-million exemption), and an initial reserve of 10% (subject to adjustment by the Federal Reserve to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. Both of the Banks are in compliance with applicable requirements.

The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of AmericanWest’s and Latah’s banking subsidiaries.

Recent Federal Legislation

Interstate Banking and Branching:    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Interstate Act”) generally permits nationwide interstate banking and branching by relaxing federal law restrictions on interstate banking and providing general authorization for interstate branching. Subject to certain state laws, such as age and contingency laws, the Interstate Act allows adequately capitalized and adequately managed bank holding companies to purchase the assets of out-of-state banks). Additionally, since June 1, 1997, the Interstate Act permits interstate bank mergers, subject to these state laws, unless the home state of either merging bank has “opted-out” of these provisions by enacting “opt-out” legislation. The Interstate Act does allow states to impose certain conditions on interstate bank mergers within their borders. For example, states may require that the in-state merging bank exist for up to five years before the interstate merger. Under the Interstate Act, states may also “opt-in” to de novo branching, allowing out-of-state banks to establish de novo branches within the state.

In 1996, Washington enacted “opting in” legislation authorizing interstate mergers pursuant to the Interstate Act. Accordingly, as of June 6, 1996, an out-of-state bank holding company may now acquire more than 5% of the voting shares of a Washington-based bank, regardless of reciprocity, provided such bank or its predecessor has been doing business for at least five years prior to the acquisition. Further, an out-of-state bank may engage in banking in Washington if the requirements of Washington’s interstate banking statute are met, and the bank either (1) was lawfully engaged in banking in Washington on June 6, 1996, (2) resulted from an interstate combination pursuant to Washington law, (3) resulted from a relocation of a head office of a state bank or a main office of a national bank pursuant to federal law, or (4) resulted from the establishment of a savings bank branch in compliance with applicable Washington law. Additionally, the Director of the Division may approve interstate combinations if the basis for such approval does not discriminate against out-of-state banks, out-of-state holding companies, or their subsidiaries.

Idaho also enacted similar legislation in 1995 for banks and bank holding companies, specifically referring to the Interstate Act. The Idaho interstate branching act provides that it is the policy of the State of Idaho to allow out-of-state banks, by merger with an existing Idaho bank, to branch within the State of Idaho in accordance with specific terms and conditions. The Director of the Idaho Department of Finance must approve a merger of an out-of-state bank with an Idaho bank. The Idaho bank to be acquired must have been in existence and engaged in the business of banking in Idaho for not less than five years and the laws of the home state also must allow an Idaho bank to acquire a bank in the home state upon similar terms and conditions. Washington permits an out-of-state bank to acquire a Washington bank and the Bank of Latah has engaged in the banking business in the State of Idaho for more than five years. Consequently, both of these conditions can be met for the contemplated merger of the Bank of Latah with and into AmericanWest Bank. The Agencies recently adopted regulations, under which banks are prohibited from using their interstate branches primarily for deposit production. The Agencies have accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

Regulatory Improvement.    In 1994, Congress enacted the Community Development and Regulatory Improvement Act (“Regulatory Improvement Act”), with the intent of, among other things, reducing the regulatory burden on financial institutions. This Act is intended to streamline certain regulatory procedures and relax certain regulatory compliance requirements. In addition, the Regulatory Improvement Act specifically directs each federal banking agency to review and streamline its regulations and written supervisory policies.

Financial Services Modernization.    In 1999, the Financial Services Modernization Act was enacted which: (1) repealed historical restrictions on preventing banks from affiliating with securities firms, (2) broadens the activities that may be conducted by national banks and banking subsidiaries of holding companies, and (3) provides an enhanced framework for protecting the privacy of consumers’ information. In addition, bank holding companies may be owned, controlled or acquired by any company engaged in financially related activities, as long as such company meets regulatory requirements. To the extent that this legislation permits banks to affiliate with financial services companies, the banking industry may experience further consolidation, although the impact of this legislation on AmericanWest and Latah is unclear at this time.

Regulatory Enforcement Authority

The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

VOTING SECURITIES OF LATAH AND
PRINCIPAL HOLDERS

The following table sets forth, as of the Record Date, information as to the shares of Latah Common Stock beneficially owned by each person who, to the knowledge of Latah, is the owner of more than 5% of the outstanding shares of Latah Common Stock, by each executive officer and director of Latah, and by the executive officers and directors of Latah as a group.

	Number of Common Shares Beneficially Owned(1)		Percentage of Outstanding Shares*
John L. Gilbert	109,652	(2)	14.65%
Dan J. Messinger	31,827	(3)	4.25%
Christopher M. Smith	51,144	(4)	6.84%
Gordon W. Lederer	4,299	(5)	.57%
A. Vernon McCormack	4,949	(6)	.66%
Gene W. Peet	5,294	(7)	.71%
Dennis C. Thompson	10,913	(8)	1.46%
Marci B. Green	8,157	(9)	1.09%
Directors and Executive Officers (as a Group) (10)	226,235		30.23%
Total Directors, Executive Officers and Principal Shareholders	226,235		30.23%

*
Based on 635,624 shares outstanding, plus 112,554 stock options granted to Latah’s directors, officers and employees, for a total of 748,178 shares outstanding, assuming the exercise of all outstanding options.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Latah Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members and trusts, shares held in retirement accounts or funds for the benefit of the named individuals and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

(2)
Includes 7,262 shares owned by Mr. Gilbert’s spouse, 157 shares owned jointly with his spouse and 19,621 shares which Mr. Gilbert will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Employee Incentive Stock Option Plan.

(3)
Includes 505 shares owned jointly with his children and 21,013 shares which Mr. Messinger will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Employee Incentive Stock Option Plan.

(4)
Includes 5,469 shares owned by Mr. Smith’s spouse, 17,153 shares owned jointly with his spouse, 2,850 shares owned jointly with children, 1,452 shares owned by dependent children and 21,013 shares which Mr. Smith will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Employee Incentive Stock Option Plan.

(5)
Includes 3,543 shares owned by Mr. Lederer jointly with his spouse and 756 shares which Mr. Lederer will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Non-qualified Option Plan.

(6)
Includes 4,193 shares owned by Mr. McCormack jointly with his spouse and 756 shares which Mr. McCormack will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Non-qualified Option Plan.

(7)
Includes 1,093 shares owned by a corporation controlled by Mr. Peet and 756 shares which Mr. Peet will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Non-qualified Option Plan.

(8)
Includes 6,953 shares owned by Mr. Thompson jointly with his spouse, 3,645 shares held in a family trust, and 315 shares which Mr. Thompson will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Non-qualified Option Plan.

(9)
Includes 1,645 shares owned by Ms. Green jointly with her spouse and 6,512 shares which Ms. Green will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Employee Incentive Stock Option Plan.

(10)
Includes 68,159 shares which four executive officers own or will have the fully-vested right to acquire on the Effective Date of the Merger pursuant to the Employee Incentive Stock Option Plan and 2,583 shares which four directors own or will have the right to acquire on the Effective Date of the Merger.

DESCRIPTION OF AMERICANWEST CAPITAL STOCK

AmericanWest is authorized to issue 15,000,000 shares of Common Stock, no par value per share. AmericanWest Common Stock is listed for trading on the Nasdaq National Market under the symbol “AWBC.” Each share of AmericanWest Common Stock has the same relative rights and is identical in all respects with every other share of AmericanWest Common Stock. The following summary is not a complete description of the applicable provisions of the AmericanWest Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See “WHERE YOU CAN FIND MORE INFORMATION.”

Common Stock

Voting Rights.    The holders of AmericanWest Common Stock possess exclusive voting rights in AmericanWest. Each holder of AmericanWest Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of AmericanWest Common Stock. Holders of shares of AmericanWest Common Stock are not entitled to cumulate votes for the election of directors.

Dividends.    The holders of AmericanWest Common Stock are entitled to such dividends as the AmericanWest Board may declare from time to time out of funds legally available therefor. Dividends from AmericanWest depend upon the receipt by AmericanWest of dividends from its subsidiaries because AmericanWest has no source of income other than dividends from its subsidiaries.

Liquidation.    In the event of liquidation, dissolution or winding up of AmericanWest, the holders of shares of AmericanWest Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of AmericanWest.

Other Characteristics.    Holders of AmericanWest Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of AmericanWest Common Stock which may be issued. Therefore, the Board of Directors of AmericanWest may authorize the issuance and sale of shares of common stock of AmericanWest without first offering them to existing shareholders of AmericanWest. AmericanWest Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of AmericanWest Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

COMPARISON OF SHAREHOLDERS’ RIGHTS

AmericanWest is incorporated under the laws of the State of Washington and, accordingly, the rights of AmericanWest’s shareholders are governed by AmericanWest’s Articles of Incorporation, Bylaws and the WBCA. Latah is incorporated under the laws of the State of Washington and, accordingly, the rights of Latah’s shareholders are governed by Latah’s Articles of Incorporation, Bylaws and the WBCA.

Upon consummation of the Merger, shareholders of Latah will become shareholders of AmericanWest and, as such, their rights will be governed by AmericanWest’s Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the rights of an AmericanWest shareholder under AmericanWest’s Articles of Incorporation and Bylaws, and the rights of a Latah shareholder under Latah’s Articles of Incorporation and Bylaws. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation. See “WHERE YOU CAN FIND MORE INFORMATION.”

Board of Directors

AmericanWest.    AmericanWest’s Articles of Incorporation provide that its Board of Directors shall consist of a single class of not less than 5 nor more than 25 directors. The current number of directors is set at up to 10; there were 7 directors on the Board as of the date of this Proxy Statement/Prospectus. Cumulative voting is not permitted in the election of directors.

Latah.    Latah’s Articles of Incorporation provide for a single class of directors. Latah’s Bylaws provide that its Board of Directors shall consist of not less than 6 nor more than 9 directors. The current number of directors is set at 7. Cumulative voting is not permitted in the election of directors.

Removal of Directors

AmericanWest.    AmericanWest’s Articles of Incorporation and Bylaws are silent on the removal of directors. Under the WBCA, any or all directors may be removed by the shareholders, with or without cause, at a special meeting called for that purpose.

Latah.    Latah’s Articles of Incorporation and Bylaws are silent on the removal of directors, providing only for their resignation. Under the WBCA, any or all directors may be removed by the shareholders, with or without cause, at a special meeting called for that purpose.

Vacancies on the Board of Directors

AmericanWest.    The Articles of Incorporation and Bylaws of AmericanWest provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to hold office for a term expiring at the annual meeting of shareholders. Vacancies on the Board of Directors may also under RCW 23B.02.020 be filled by majority vote of the shareholders.

Latah.    Latah’s Bylaws provide that vacancies in the Board of Directors, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified. Vacancies on the Board of Directors may also under RCW 23B.02.020 be filled by majority vote of the shareholders.

Special Meetings of Shareholders and Action Without a Meeting

AmericanWest.    The Bylaws of AmericanWest provide that special meetings of shareholders may be called by the President, by any member of the Board of Directors, or pursuant to RCW 23B.02.020 for public companies like AmericanWest at the request of shareholders holding 10% of all the outstanding shares of AmericanWest. This restriction on the calling of special shareholders’ meetings may deter hostile takeovers of AmericanWest by making it more difficult for a person or entity to obtain immediate control of AmericanWest between one annual meeting and the next.

Latah.    The Bylaws of Latah provide that special meetings of shareholders may be called by the President, by resolution adopted by a majority of the Board of Directors, or at the request of shareholders holding one-tenth ( 1/10) of the shares entitled to vote at the meeting.

Indemnification of Officers and Directors and Limitation of Liability

AmericanWest.    Pursuant to AmericanWest’s Bylaws, AmericanWest will, to the fullest extent permitted by the WBCA, reimburse and indemnify the directors and officers of AmericanWest, its subsidiaries and affiliates for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any legal action, suit or proceeding by reason of the fact that such person is or was a director or officer, except (a) with respect to any matter as to which he or she shall be finally adjudged to be liable for negligence or bad faith in the performance of his or her duties as such director or officer, or (b) in the case of a criminal proceeding that he had not acted in good faith for a purpose which he or she recently believed to be in the best interests of the corporation and had no reasonable cause to believe that his or her conduct was unlawful. Executives and managers of the corporation are entitled to similar reimbursement and indemnification.

Latah.    Latah’s Articles of Incorporation provide that the directors of Latah shall not be personally liable for monetary damages to Latah for conduct as directors, except for liabilities that involve intentional misconduct by the director, a knowing violation of law by the director, conduct violating provisions of the WBCA relating to unlawful distributions by Latah, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Latah. Latah’s Articles of Incorporation also authorize the corporation to indemnify directors and officers of Latah and agree to advance directors’ litigation expenses, to the full extent permitted by the WBCA. Latah’s Bylaws provide that subject to the Articles of Incorporation and WBCA, Latah shall provide indemnification to any director or officer of Latah made a party to any proceeding, including a proceeding by or in the right of Latah, by reason of the fact that such person was or is a director, officer, trustee, employee or agent of Latah, or any subsidiary, partnership, joint venture trust, employee benefit plan or other enterprise of or on the behalf of Latah, against judgments, penalties, fines, settlements and reasonable expense, including attorney’s fees, actually incurred by such person in connection with such proceeding, provided that pursuant to the WBCA such person conducted himself or herself in good faith, and (a) in the case of conduct in his or her official capacity with Latah, he or she reasonably believed his or her conduct to be in the best interest of Latah, or (b) in all other cases, he or she reasonably believed his or her conduct to be at least not opposed to the best interests of Latah; provided, however, that no indemnification shall be made in respect to any proceeding in which such person shall have been adjudged to be liable to Latah. The Board of Directors of Latah may under its Bylaws, approve indemnification of any other person which Latah has the power to indemnify under the WBCA.

Amendment of Articles of Incorporation and Bylaws

AmericanWest.    Amendments to AmericanWest’s Articles of Incorporation are governed by RCW 23B.10.020 and RCW 23B.10.030, which for public companies like AmericanWest, require an amendment to Articles of Incorporation be approved by holders of a majority of the outstanding shares of AmericanWest common stock. AmericanWest’s Bylaws may be amended by a majority vote of the Board of Directors or by the holders of a majority of the outstanding shares of AmericanWest.

Latah.    Amendments to Latah’s Articles of Incorporation are governed by RCW 23B.10.020 and RCW 23B.10.030, which require an amendment to the Articles of Incorporation be approved by holders of two-thirds ( 2/3) of the outstanding shares of Latah common stock. Latah’s Bylaws may be amended or replaced, or new Bylaws may be adopted, either (a) by an affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon at any duly organized annual or special meeting of shareholders, or (b) with respect to those matters which are not by statute reserved exclusively to the shareholders, by an affirmative vote of a majority of the Board of Directors in office at any regular or special meeting of directors.

Potential Anti-Takeover Provisions

The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. Subject to certain exceptions, pursuant to the Fair Price Provision, a merger, share exchange, sale of assets other than in the regular course of business, or dissolution of a corporation involving an Interested Shareholder owning beneficially 20% or more of the corporation’s voting securities must be approved by the holders of two-thirds of the corporation’s outstanding voting securities, other than those shares held by an Interested Shareholder. This restriction does not apply if a majority of the Board of Directors, excluding Interested Directors, determine that the fair market value of the consideration received as a result of the transaction by shareholders who are not Interested Shareholders is not less than the highest consideration paid by the Interested Shareholder for the corporation’s shares during the preceding two years or if the transaction is approved by a majority of directors who are not affiliated with the Interested Shareholder.

The WBCA also prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons who beneficially owns 10% or more of the voting securities of a target corporation (an “Acquiring Person”) for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s Board of Directors prior to the date of the acquisition. The significant business transactions include, among others, a merger or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the Acquiring Person’s acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations with either their principal executive offices in Washington or a majority of their employees resident in Washington. AmericanWest currently meets these standards and is subject to these limitations.

LEGAL OPINIONS

The validity of the AmericanWest Common Stock to be issued in the Merger is being passed upon for AmericanWest by Keller Rohrback L.L.P., Seattle, Washington. Keller Rohrback, L.L.P. will also deliver an opinion concerning certain federal income tax consequences of the Merger.

EXPERTS

The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from AmericanWest’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

The Latah Board is not aware of any business to come before the Latah Special Meeting other than those matters described above in this Proxy Statement/Prospectus. However, if any other matters should properly come before the Latah Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

WHERE YOU CAN FIND MORE INFORMATION

AmericanWest files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy such reports, statements and information at the SEC’s public reference room in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed by AmericanWest are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by AmericanWest are also available on the Internet at the Commission’s World Wide Web site at “http://www.sec.gov.”

AmericanWest has filed a Registration Statement on Form S-4 to register with the SEC the shares of AmericanWest to be issued to Latah shareholders. This Proxy Statement/Prospectus is part of the Registration Statement and constitutes a prospectus of AmericanWest and a proxy statement for Latah for the Special Meeting. As allowed by the SEC, this Proxy Statement/Prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

The SEC allows AmericanWest to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that AmericanWest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Proxy Statement/Prospectus. This Prospectus incorporates by reference the following documents that AmericanWest has filed with the SEC:

1.    AmericanWest’s Annual Report on Form 10-K for the year ended December 31, 2001;

2.    AmericanWest’s Proxy Statement, dated April 1, 2002 for its Annual Meeting of Shareholders held on April 23, 2002 that has been incorporated by reference in the 2001 AmericanWest Form 10-K;

3.    AmericanWest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

4.    AmericanWest’s Current Report on Form 8-K filed on April 1, 2002.

AmericanWest incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This Proxy Statement/Prospectus incorporates by reference important business and financial information that is not included with these documents. This information is available without charge to shareholders upon written or oral request to: Jacqueline A. Barnard, Secretary, AmericanWest Bancorporation, 9506 North Newport Highway, Spokane, Washington 99218-1200 (telephone number (509) 467-6949). To obtain timely delivery, shareholders must request this information no later than five business days before the date they must make their investment decision. The date by which shareholders must request this information is             , 2002.

AmericanWest has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to AmericanWest and AmericanWest Bank. Latah has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Latah and Bank of Latah.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the Merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the Merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond AmericanWest’s and Latah’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the Merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the Merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets;

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in AmericanWest’s reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to AmericanWest or Latah or any person acting on behalf of AmericanWest or Latah are expressly qualified in their entirety by the cautionary statements above. Neither AmericanWest nor Latah undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

GLOSSARY OF KEY TERMS

Acquisition Price	The sum of $13,490,000 cash (estimated at up to $21.22/share of Latah stock) and .5192 of a share of AmericanWest Common Stock for each share of Latah stock outstanding.
AmericanWest Board	Board of Directors of AmericanWest.
AmericanWest Common Stock	AmericanWest’s common stock, no par value.
AmericanWest	AmericanWest Bancorporation, a Washington Bank Holding Company.
Capital
Capital stock, surplus and retained earnings of Latah determined in accordance with accounting principles generally accepted in the United States of America, including unrealized gains or losses in investment securities.

Code	Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Commission	The Securities and Exchange Commission.
DFI	Department of Financial Institutions of the State of Washington.
Effective Date	The time the closing of the Merger will be effective pursuant to the Merger Agreement.
Exchange Agent	Computershare Trust Company or such other person or company designated by AmericanWest.
Exchange Ratio
The number of shares of AmericanWest Common Stock that the shareholders of Latah, other than the Dissenting Shareholders, will receive for each share of Latah Common Stock upon consummation of the Merger, in addition to the cash portion of the Acquisition Price.

FDIC	Federal Deposit Insurance Corporation.
Federal Reserve	The Board of Governors of the Federal Reserve System.
IDF	State of Idaho Department of Finance.
Interested Shareholder	Shareholders with conflicting interests who may not be counted in certain shareholder votes as described in the WBCA 23B.08.730(2).
Latah	Latah Bancorporation, Inc., a Washington Bank Holding Company.
Latah Board	Board of Directors of Latah.
Latah Common Stock	Latah’s common stock, no par value.

Merger Agreement	The Agreement and Plan of Mergers, dated as of March 28, 2002, between AmericanWest, Latah, AmericanWest Bank, and Bank of Latah.
Merger	The merger of Latah with and into AmericanWest and the subsequent merger of Bank of Latah with and into AmericanWest Bank in accordance with the Merger Agreement.
Nasdaq	The Nasdaq national market.
Proxy Statement/Prospectus	The statement which is to be mailed to Latah and Bank of Latah’s shareholders, together with any amendments and supplements.
RCW	Revised Code of Washington.
Record Date	June , 2002.
SEC	The Securities and Exchange Commission.
Securities Act	The Securities Act of 1933, as amended.
Special Meeting	The special meetings of shareholders of Latah to be held at the time and at the place specified in the Notice of Special Meeting of Shareholders attached to the Proxy Statement/Prospectus.
WBCA	The Washington Business Corporation Act.

APPENDIX A

AGREEMENT AND PLAN OF MERGERS

Between

LATAH BANCORPORATION, INC.
and
BANK OF LATAH

and

AMERICANWEST BANCORPORATION
and
AMERICANWEST BANK

Dated as of March 28, 2002.

i

EXHIBITS

Exhibit A	Voting Agreement

Exhibit B	Director’s Agreement

Exhibit C	Affiliate Agreement

Exhibit D	(1) Legal Opinion of Paine, Hamblen, Coffin, Brooke & Miller
(2) Legal Opinion of Keller Rohrback, LLP

SCHEDULES
Latah Schedules
Schedule 2.8	Latah Stock Options
Schedule 3.4	Latah Capital Expenditures
Schedule 3.6	Latah Compensation & Employment Agreements
Schedule 3.7	Latah Benefit Plans
Schedule 3.11	Latah Material Contracts, Agreements & Leases
Schedule 4.1(C)	Latah Capital Stock
Schedule 4.1(D)	Latah Subsidiaries
Schedule 4.1(G)	Latah Third Party Consents
Schedule 4.1(H)	Latah Financial Reports
Schedule 4.1(I)	Latah Liabilities
Schedule 4.1(J)	Latah Events
Schedule 4.1(L)	Latah Litigation and/or Regulatory Authority Action
Schedule 4.1(M)	Compliance with Laws
Schedule 4.1(N)	Latah List of Material Contracts
Schedule 4.1(Q)(1)	Latah List of Employee Benefit Plans and Change in Control Arrangements
Schedule 4.1(Q)(2)	Latah ERISA Plans Unfavorable Matters
Schedule 4.1(Q)(6)	Latah Retiree Health and Life Benefits
Schedule 4.1(Q)(7)	Latah Employee Obligations Upon Execution and Delivery of Plan
Schedule 4.1(T)	Latah Classified Loans
Schedule 4.1(V)	Latah List of Insurance Policies
Schedule 4.1(W)	Latah Affiliates
Schedule 4.1(Z)(2)	Latah Pending Proceedings with Respect to Environmental Matters
Schedule 4.1(Z)(3)	Latah Pending Proceedings with Respect to Environmental Matters Involving Loan/Fiduciary Property
Schedule 4.1(Z)(4)	Latah Pending Proceedings with Respect to Environmental matters Listed in Sections 4.1(Z)(2) or (3)

Schedule 4.1(Z)(5)	Latah Environmental Matters/Hazardous Materials
Schedule 4.1(Z)(6)	Latah Environmental Matters/Hazardous Materials Released Prior to Control of Property
Schedule 4.1(AA)	Latah Tax Reports
Schedule 4.1(CC)	Latah List of Derivative Contracts and Structured Notes, including a list of any assets pledged as security for such Derivative Contract(s)
Schedule 4.1(EE)(1)	Latah Employment Contracts Regarding Severance or Termination Pay Liabilities and Fringe Benefits
Schedule 4.1(EE)(2)	Latah Real or Personal Property Leases with Aggregate Annual Rent Exceeding $10,000
Schedule 4.1(EE)(3)	Latah Material Contracts with Affiliates
AWBC Schedules
Schedule 4.2(C)	AWBC Capital Stock
Schedule 4.2(F)	AWBC Defaults
Schedule 4.2(G)	AWBC Exceptions to Financial Reports
Schedule 4.2(H)	AWBC Events
Schedule 4.2(I)	AWBC Pending Litigation and/or Regulatory Action
Schedule 4.2(L)	AWBC List of Derivatives Contracts and Structured Notes, including a list of any assets pledged as security for Derivative Contract(s)

AGREEMENT AND PLAN OF MERGERS

AGREEMENT AND PLAN OF MERGERS, dated as of the 28th day of March, 2002 (this “Plan”), is by and among LATAH BANCORPORATION, INC. (“Latah”); BANK OF LATAH (“Latah Bank”); AMERICANWEST BANCORPORATION (“AWBC”); and AMERICANWEST BANK (“AWBC Bank”).

RECITALS
(A)    LATAH.    Latah is a corporation duly incorporated and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Latah, Washington. Latah is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of December 31, 2001, Latah had capital of $6,606,777, divided into common stock of $3,998,422, retained earnings of $2,402,317 and accumulated other comprehensive income of $206,038. As of the date of this Plan, Latah has 1,000,000 authorized shares of common stock, with no par value (“Latah Common Stock”), of which 635,239 shares of Latah Common Stock are issued and outstanding and 500,000 shares of preferred stock having an undetermined par value (none of which have been issued). As of the date of this Plan, Latah had 100,000 shares of Latah Common Stock reserved for issuance under current director and employee stock option plans. As of the date of the plan there are 114,759 options outstanding, of which 112,176 are employee stock options and 2,583 are director stock options.

(B)    LATAH BANK.    Latah Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Idaho, with its principal executive offices located in Latah, Washington. As of the date of this Plan, Latah has 500,000 authorized shares of common stock, $10.00 par value per share (“Latah Bank Common Stock”) (no other class of capital stock being authorized), of which 60,000 shares are issued and outstanding and owned by Latah, the sole shareholder of Latah Bank.

(C)    AWBC.    AWBC is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Spokane, Washington. AWBC is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of December 31, 2001, AWBC had capital of $68,206,000, divided into common stock of $61,540,000, retained earnings of $6,584,000, and accumulated other comprehensive income of $82,000. As of the date of this Plan, AWBC has 15,000,000 authorized shares of common stock, no par value (“AWBC Common Stock”) (no other class of capital stock being authorized), of which 7,905,366 shares of AWBC Common Stock are issued and outstanding.

(D)    AWBC BANK.    AWBC Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Spokane, Washington. As of the date of this Plan, AWBC Bank has 500,000 authorized shares of common stock, $1.00 par value per share (“AWBC Bank Common Stock”) (no other class of capital stock being authorized), of which 369,261 shares are issued and outstanding and owned by AWBC, the sole shareholder of AWBC Bank.

(E)    VOTING AGREEMENT.    As a condition and an inducement to AWBC’s and AWBC Bank’s willingness to enter into this Plan, the directors and officers of Latah and Latah Bank have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Latah Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with AWBC and AWBC Bank.

(F)    RIGHTS, ETC.    Except as Previously Disclosed (as defined below) in Schedule 4. l(C), or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan: there are no shares of capital stock of Latah or Latah Bank authorized and reserved for issuance; neither Latah nor Latah Bank has any Rights (as defined below) issued or outstanding; and neither Latah nor Latah Bank has any commitment to authorize, issue or sell any such shares or any Rights. The term “Rights” means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Latah Common Stock.

(G)    APPROVALS.    At meetings of the respective Boards of Directors of Latah, Latah Bank, AWBC, and AWBC Bank, each such Board has approved and authorized the execution of this Plan in counterparts.

In consideration of their mutual promises and obligations, the Parties further agree as follows:

DEFINITIONS

(A)    DEFINITIONS.    Capitalized terms used in this Plan have the following meanings:

“Acquisition Price” has the meaning assigned to such term in Section 2.1(C).

“Adjusted Cash Price” has the meaning assigned to such term in Section 2.1(D).

“Appraisal Laws” has the meaning assigned to such term in Section 1.3.

“Asset Classification” has the meaning assigned to such term in Section 4.l(T).

“AWBC” has the meaning assigned to such term in the first paragraph of this Plan.

“AWBC Bank” has the meaning assigned to such term in the first paragraph of this Plan.

“AWBC Bank Common Stock” has the meaning assigned to such term in paragraph (D) of the Recitals.

“AWBC Common Stock” has the meaning assigned to such term in paragraph (C) of the Recitals.

“AWBC Common Stock Value” means $12.00 per share of AWBC Common Stock.

“AWBC Financial Report” has the meaning assigned to such term in Section 4.2(G).

“AWBC Option” has the meaning assigned to such term in Section 2.8.

“AWBC Transaction” means (1) a merger, consolidation or similar transaction involving AWBC or any of its significant subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of AWBC or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of AWBC and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of AWBC or any of its significant subsidiaries other than the issuance of AWBC Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of AWBC.

“Bank Financial Reports” has the meaning assigned to such term in Section 4.1(H).

“Bank Merger” has the meaning assigned to such term in Section 1.2.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

“Capital” means capital stock, surplus and retained earnings determined in accordance with GAAP. Unrealized gains or losses in investment securities will be included when determining Capital.

“Code” has the meaning assigned to such term in Section 4.1(Q)(2).

“Compensation and Benefit Plans” has the meaning assigned to such term in Section 4.1(Q)(1).

“Continuing Bank” has the meaning assigned to such term in Section 1.2(A).

“Continuing Corporation” has the meaning assigned to such term in Section 1.1(A).

“Control” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

“Corporate Merger” has the meaning assigned to such term in Section 1.1.

“Department” means with respect to AWBC Bank, the Department of Financial Institutions of the State of Washington and where applicable, the Finance Department of the State of Idaho, and with respect to Latah Bank, the Finance Department of the State of Idaho and where applicable, the Department of Financial Institutions of the State of Washington

“Derivatives Contract” means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the AWBC Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

“Dissenting Shares” means the shares of Latah Common Stock held by those shareholders of Latah who have timely and properly exercised their dissenters’ rights in accordance with the Appraisal Laws.

“Effective Date” has the meaning assigned to such term in Section 1.4.

“Eligible Latah Common Stock” means shares of Latah Common Stock other than Exception Shares and Dissenting Shares.

“Environmental Law” means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

“ERISA” has the meaning assigned to such term in Section 4.1(Q)(2).

“ERISA Affiliate” has the meaning assigned to such term in Section 4.1(Q)(3).

“ERISA Plans” has the meaning assigned to such term in Section 4.1(Q)(2).

“Exception Shares” means shares held by any of Latah’s Subsidiaries or by AWBC or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

“Exchange Agent” means Computershare Trust Company or such other person or company designated by AWBC.

“Exchange Ratio” has the meaning assigned to such term in Section 2.1(B).

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Reports” has the meaning assigned to such term in Section 4.1(H).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles consistently applied.

“Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Holding Company Financial Reports” has the meaning assigned to such term in Section 4.1(H).

“Latah” has the meaning assigned to such term in the first paragraph of this Plan.

“Latah Bank” has the meaning assigned to such term in the first paragraph of this Plan.

“Latah Bank Common Stock” has the meaning assigned to such term in paragraph (B) of the Recitals.

“Latah Common Stock” has the meaning assigned to such term in paragraph (A) of the Recitals.

“Latah Option” has the meaning assigned to such term in Section 2.8.

“Loan/Fiduciary Property” means any property owned or controlled by Latah or any of its Subsidiaries or in which Latah or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Latah or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means any event, occurrence, circumstance or condition that individually or when aggregated with all other similar events, occurrences, circumstances or conditions could reasonably be expected to have, or has had, a material adverse effect on: (1) the business, assets, operations, condition (financial or otherwise), or results of operations of a Party or its Subsidiaries, (2) the ability of a Party to consummate the transactions contemplated hereunder, or (3) the ability of the Continuing Corporation to perform and conduct the business of Latah, Latah Bank and/or their Subsidiaries immediately after the consummation of the transactions contemplated by this Agreement in a manner substantially similar to the manner conducted by Latah, Latah Bank and/or their Subsidiaries immediately prior to the consummation of such transactions.

“Meeting” has the meaning assigned to such term in Section 5.2.

“Mergers” means the merger of Latah with and into AWBC, and Latah Bank with and into AWBC Bank.

“Multiemployer Plans” has the meaning assigned to such term in Section 4.l(Q)(2).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.

“Option Exchange Ratio” has the meaning assigned to such term in Section 2.8.

“Participation Facility” means any facility in which Latah or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

“Party” means a party to this Plan.

“Pension Plan” has the meaning assigned to such term in Section 4.l(Q)(2).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

“Plan” means this Agreement and Plan of Mergers, together with all Exhibits and Schedules attached to, and incorporated by specific reference, as a part of this Plan.

“Previously Disclosed” means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan.

“Proxy Statement” has the meaning assigned to such term in Section 5.2.

“Registration Statement” has the meaning assigned to such term in Section 5.2.

“Regulatory Authorities” means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

“RCW” means the Revised Code of Washington, as amended.

“Rights” has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

“Tax Returns” has the meaning assigned to such term in Section 4.1(AA).

“Taxes” means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” has the meaning assigned to such term in Section 1.4.

“Third Party” means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) Latah or any Subsidiary of Latah, and (2) AWBC or any Subsidiary of AWBC.

(B)    GENERAL INTERPRETATION.    Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words “hereof,” “herein,” “hereunder,” “in this Plan” and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words “include,” “includes,” or “including” are used in this Plan, they shall be deemed to be followed by the words “without limitation.” Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

ARTICLE I.    MERGERS

1.1    THE CORPORATE MERGER.    Subject to the provisions of this Plan, on the Effective Date:

(A)    CONTINUING CORPORATION.    Latah shall be merged with and into AWBC pursuant to the terms and conditions set forth herein. Upon consummation of the Corporate Merger, the separate existence of Latah shall cease and AWBC shall continue as the Continuing Corporation.

(B)    ARTICLES, BYLAWS, DIRECTORS, OFFICERS.    The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of AWBC, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of AWBC in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

(C)    RIGHTS, ETC.    The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged; and all Property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Corporate Merger.

(D)    EFFECTS OF THE CORPORATE MERGER.    The separate existence of Latah shall cease, and Latah shall be merged with and into AWBC which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both AWBC and Latah.

(E)    TRANSFER OF ASSETS.    All rights, assets, licenses, permits, franchises and interests of AWBC and Latah in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in AWBC as the Continuing Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(F)    ASSUMPTION OF LIABILITIES.    The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of AWBC as well as those of Latah, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account, or records of AWBC or Latah.

1.2    THE BANK MERGER.    As soon as practicable following the Effective Date:

(A)    CONTINUING BANK.    Latah Bank shall be merged with and into AWBC Bank pursuant to the terms and conditions set forth herein. Upon consummation of the Bank Merger, the separate existence of Latah Bank shall cease and AWBC Bank shall continue as the Continuing Bank.

(B)    ARTICLES, BYLAWS, DIRECTORS, OFFICERS.    The Articles of Incorporation and Bylaws of the Continuing Bank shall be those of AWBC Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of AWBC Bank in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

(C)    RIGHTS, ETC.    The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

(D)    EFFECTS OF THE BANK MERGER.    The separate existence of Latah Bank shall cease, and Latah Bank shall be merged with and into AWBC Bank which, as the Continuing Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged banks, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both AWBC Bank and Latah Bank.

(E)    TRANSFER OF ASSETS.    All rights, assets, licenses, permits, franchises and interests of AWBC Bank and Latah Bank in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in AWBC Bank as the Continuing Bank by virtue of the Bank Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(F)    ASSUMPTION OF LIABILITIES.    The Continuing Bank shall become and be liable for all debts, liabilities, obligations and contracts of AWBC Bank as well as those of Latah Bank, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account, or records of AWBC Bank or Latah Bank.

1.3    DISSENTING SHARES.    Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Corporate Merger, has not effectively withdrawn or lost his or her dissenters’ rights under RCW 23B.13 (the “Appraisal Laws”) shall not be converted into or represent a right to receive AWBC Common Stock or the Adjusted Cash Price, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive AWBC Common Stock (based on the Exchange Ratio) and the Adjusted Cash Price, without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Latah Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from AWBC (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

1.4    EFFECTIVE DATE.    Unless the Parties agree upon another date, the “Effective Date” will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by ARTICLE VI. If the Corporate Merger is not consummated in accordance with this Plan on or prior to August 31, 2002 (the “Termination Date”), Latah or AWBC may terminate this Plan in accordance with ARTICLE VII. On the Effective Date, Articles of Merger will be filed with the Secretary of State of the State of Washington in accordance with applicable law.

ARTICLE II. CONSIDERATION

2.1    CONSIDERATION.    Subject to the provisions of this Plan, on the Effective Date:

(A)    OUTSTANDING AWBC COMMON STOCK.    The shares of AWBC Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of AWBC Common Stock.

(B)    OUTSTANDING LATAH COMMON STOCK.    Each share of Eligible Latah Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into the right to receive (1) 0.5192 shares (the “Exchange Ratio”) of AWBC Common Stock, plus (2) the Adjusted Cash Price, for each share of Latah Common Stock outstanding.

(C)    ACQUISITION PRICE.    The aggregate Acquisition Price is estimated at $17,550,000 (based on the recent market value of AWBC Shares of $12.00/share and 651,641 outstanding shares of Latah Common Stock, including $13,490,000 (approximately 77%) payable in cash, and approximately $4,060,000 (approximately 23%) payable in AWBC Common Stock.

(D)    ADJUSTED CASH PRICE.    The “Adjusted Cash Price” payable for each of the Latah Shares will be calculated at Closing, by dividing the sum of $13,490,000 by the number of Latah Shares outstanding at Closing. The Adjusted Cash Price is estimated at $21.24/share.

2.2    FRACTIONAL SHARES.    Notwithstanding any other provision of this Plan, no fractional shares of AWBC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. AWBC shall pay to each holder of Latah Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the AWBC Common Stock Value.

2.3    SHAREHOLDER RIGHTS; STOCK TRANSFERS.    On the Effective Date, holders of Latah Common Stock shall cease to be, and shall have no rights as, shareholders of Latah, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of Latah or the Continuing Corporation of the shares of Latah Common Stock that were issued and outstanding immediately prior to the Effective Date.

2.4    EXCHANGE PROCEDURES.     As promptly as practicable after the Effective Date, AWBC shall send or cause to be sent to each former shareholder of Latah of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder’s certificates for Latah Common Stock for the consideration set forth in this Article II. The certificates representing the shares of AWBC Common Stock into which shares of such shareholder’s Latah Common Stock are converted on the Effective Date, a check for the Adjusted Cash Price and any fractional shares that such shareholder shall be entitled to receive, and any dividends paid on such shares of AWBC Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to each shareholder only upon delivery by each shareholder to the Exchange Agent of the certificates representing all of such shares of Latah Common Stock (or indemnity satisfactory to AWBC and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an “affiliate” of Latah for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing AWBC Common Stock until AWBC has received a written agreement from such person as specified in Section 5.10.

2.5    EXCHANGE RATIO/AWBC COMMON STOCK VALUE ADJUSTMENTS.    In the event AWBC changes the number of shares of AWBC Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding AWBC Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio and the AWBC Common Stock Value shall be adjusted proportionately.

2.6    EXCEPTION SHARES.    Each of the Exception Shares of Latah Common Stock shall be canceled and retired upon consummation of the Corporate Merger, and no consideration shall be issued in exchange therefor.

2.7    RESERVATION OF RIGHT TO REVISE TRANSACTION.    In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, AWBC may at any time change the method of effecting its acquisition of Latah and Latah Bank; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Latah Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to the Latah shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which AWBC terminates this Plan pursuant to Section 7.2(B). If AWBC elects to change the method of acquisition, Latah and Latah Bank will cooperate with and assist AWBC and AWBC Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for AWBC, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

2.8    OPTIONS; OPTION EXCHANGE RATIO.    On the Effective Date, by virtue of the Corporate Merger, and without any action on the part of any holder of an option, each option granted by Latah to purchase shares of Latah Common Stock (“Latah Option”) that is then outstanding and unexercised shall be converted into and become an option to purchase AWBC Common Stock (“AWBC Option”) on the same terms and conditions as are in effect with respect to the Latah Option immediately prior to the Effective Date, except that (A) each such AWBC Option may be exercised solely for shares of AWBC Common Stock, (B) the number of shares of AWBC Common Stock subject to such AWBC Option shall be equal to the number of shares of Latah Common Stock subject to such Latah Option immediately prior to the Effective Date multiplied by the Option Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such AWBC Option shall be adjusted by dividing the per share exercise price of the Latah Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Latah Common Stock that are issuable upon exercise of Latah Options as of the date of this Plan are Previously Disclosed in Schedule 2.8. Following the Effective Date, AWBC shall use its best efforts to promptly prepare and file with the SEC a Registration Statement on Form S-8 covering shares of AWBC Common Stock to be issued upon the exercise of stock options assumed by AWBC pursuant to this Section 2.8. The “Option Exchange Ratio” is 2.596 shares of AWBC Common Stock for each share of Latah Common Stock covered by a Latah Option.

ARTICLE III. ACTIONS PENDING CLOSING

Unless otherwise agreed to in writing by AWBC, each of Latah and Latah Bank shall conduct its and each of its Subsidiaries’ business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries’ business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries’ officers and key employees identified by AWBC Bank, and neither Latah nor Latah Bank, without the prior written consent of AWBC, will (or cause or allow any of it Subsidiaries to):

3.1    CAPITAL STOCK.    Except for the exercise of Latah Options, or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Latah, Latah Bank or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Latah Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

3.2    DIVIDENDS, ETC.    Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

3.3    INDEBTEDNESS; LIABILITIES; ETC.    Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

3.4    LINE OF BUSINESS; OPERATING PROCEDURES, ETC.    Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $50,000 in the aggregate.

3.5    LIENS AND ENCUMBRANCES.    Impose, or suffer the imposition, on any shares of the capital stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

3.6    COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.    Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Latah Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

3.7    BENEFIT PLANS.    Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

3.8    CONTINUANCE OF BUSINESS.    Dispose of or discontinue any portion of its assets, business or properties, that is material to Latah and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to Latah and its Subsidiaries taken as a whole (except foreclosures or acquisitions by Latah Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

3.9    AMENDMENTS.    Amend its articles of incorporation or bylaws.

3.10    CLAIMS.    Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of Latah or any of its Subsidiaries.

3.11    CONTRACTS.    Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than sixty (60) days prior written notice.

3.12    LOANS.    Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Latah Bank shall not, without prior notice to, and consultation with AWBC’s Chief Executive Officer or Chief Financial Officer, make any new loan or modify, restructure or renew any existing loan to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such Person (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $700,000.

3.13    TRANSACTION EXPENSES.    Incur expenses in connection with the transactions contemplated by this Plan that exceed $260,000 in the aggregate.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

4.1    LATAH AND LATAH BANK REPRESENTATIONS AND WARRANTIES.    Each of Latah and Latah Bank hereby represents and warrants to AWBC and AWBC Bank as follows:

(A)    RECITALS.    The facts set forth in the Recitals of this Plan with respect to Latah and its Subsidiaries are true and correct.

(B)    ORGANIZATION, STANDING AND AUTHORITY.    Each of Latah and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Latah and its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Latah Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

(C)    SHARES.    The outstanding shares of Latah and its Subsidiaries’ capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraph (A) of the Recitals, there are no shares of capital stock or other equity securities of Latah or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

(D)    LATAH SUBSIDIARIES.    Latah has Previously Disclosed in Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Latah or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary’s capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Latah or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Latah or one of its Subsidiaries are fully paid and nonassessable and are owned by Latah or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), Latah does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Latah, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

(E)    CORPORATE POWER.    Each of Latah and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

(F)    CORPORATE AUTHORITY.    Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1(A), this Plan has been authorized by all necessary corporate action of Latah and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of Latah and such Subsidiaries, enforceable against Latah and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(G)    NO DEFAULTS.    Subject to the approval by its shareholders referred to in Section 6.1(A), the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by Latah and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Latah or of any of its Subsidiaries or to which Latah or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

(H)    FINANCIAL REPORTS.    Except as Previously Disclosed in Schedule 4.1(H), (1) as to Latah, its audited consolidated balance sheet as of December 31, 2001, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2001, and all subsequent quarterly financial statements of Latah, whether or not audited (collectively, the “Holding Company Financial Reports”), and (2) as to each of Latah’s Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 2001, and all other financial reports filed or to be filed subsequent to December 31, 2001, in the form filed with the FDIC and the Department (in each case, the “Bank Financial Reports” and together with the Holding Company Financial Reports, the “Financial Reports”) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports

(including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(I)    ABSENCE OF UNDISCLOSED LIABILITIES.    Except as Previously Disclosed on Schedule 4.1(I), neither Latah nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2001. Except as Previously Disclosed on Schedule 4.1(I), since December 31, 2001, neither Latah nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(J)    NO EVENTS.    Except as Previously Disclosed on Schedule 4.1(J), since December 31, 2001, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(K)    PROPERTIES.    Except as reserved against in its Holding Company Financial Reports, and as disclosed in title insurance policies held by Latah or Latah Bank and provided to AWBC, Latah and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by Latah or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Latah or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

(L)    LITIGATION; REGULATORY ACTION.    Except as Previously Disclosed in Schedule 4.l(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Latah or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither Latah nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Latah nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

(M)    COMPLIANCE WITH LAWS.    Except as Previously Disclosed in Schedule 4.1(M), each of Latah and its Subsidiaries:

(1)    Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

(2)    Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Latah or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Latah or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Latah or its Subsidiaries, or (c) requiring any of Latah or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

(3)    Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

(4)    Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

(N)    MATERIAL CONTRACTS.    Except as Previously Disclosed in Schedule 4.1(N) (and with a true and correct copy of the document or other item in question attached to such schedule), none of Latah or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit in the ordinary course of its banking business). Neither Latah nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Latah or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither Latah nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of Latah or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, Latah or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

(O)    REPORTS.    Since January 1, 1999, each of Latah and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department for Washington or Idaho, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Latah and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(P)    BROKERS AND FINDERS.    Except as set forth in the agreement with Columbia Financial Advisors, Inc., dated August 10, 2001, which has not been amended since such date, neither Latah, Latah

Bank, any Latah Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or agreed to pay any fees to any director or former director or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder, or director or former director of Latah and Latah Bank, has acted directly or indirectly for Latah, Latah Bank or any Latah Subsidiary, in connection with this Merger Agreement or the transactions contemplated hereby.

(Q)    EMPLOYEE BENEFIT PLANS.

(1)    Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to by Latah or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans of Latah and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been provided to AWBC.

(2)    All “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), covering employees or former employees of Latah and its Subsidiaries (the “ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the “Code”) has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither Latah nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Latah or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(3)    No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Latah or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Latah under Section 4001(a)(15) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Latah nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

(4)    All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Latah nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(5)    Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

(6)    Neither Latah nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of Latah or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

(7)    Except as Previously Disclosed in Schedule 4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Latah or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from Latah or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

(R)    NO KNOWLEDGE.    Latah and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

(S)    LABOR AGREEMENTS.    Neither Latah nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Latah or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(T)    ASSET CLASSIFICATION.    Latah and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Latah and its Subsidiaries that have been classified by it as of December 31, 2001 (the “Asset Classification”); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 2001, by any regulatory examiner as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful”, “Loss,” or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Latah or any Subsidiary prior to December 31, 2001.

(U)    ALLOWANCE FOR POSSIBLE LOAN LOSSES.    The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2001 Holding Company Financial Reports of Latah was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of Latah was and will be, adequate in the opinion of the Board of Directors of Latah to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

(V)    INSURANCE.    Each of Latah and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Latah, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Latah or its Subsidiaries. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of Latah or its Subsidiaries or their respective directors, officers, employees or agents.

(W)    AFFILIATES.    Except as Previously Disclosed in Schedule 4.1(W), to the best of Latah’s knowledge, there is no person who, as of the date of this Plan, may be deemed to be an “affiliate” of Latah as that term is used in Rule 145 under the Securities Act.

(X)    STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION.    Latah and its Subsidiaries have taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from, and this Plan and such transactions are exempt from (1) any applicable state takeover laws, including, but not limited to RCW Ch. 23B.19, as amended, and any such law of the State of Idaho, and (2) any takeover-related provisions of Latah’s and its Subsidiaries’ articles of incorporation.

(Y)    NO FURTHER ACTION.    Latah and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Corporate Merger) or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1(A)), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of Latah or any of its Subsidiaries or under any agreement to which Latah or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

(Z)    ENVIRONMENTAL MATTERS.

(1)    To Latah’s knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Latah or its Subsidiaries.

(2)    There is no proceeding pending or, to Latah’s knowledge, threatened before any court, governmental agency or board or other forum in which Latah or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Latah or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Latah or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

(3)    There is no proceeding pending or, to Latah’s knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Latah or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Latah or have been Previously Disclosed in Schedule 4.1(Z)(3).

(4)    To Latah’s knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

(5)    To Latah’s knowledge, during the period of (a) ownership or operation by Latah or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Latah or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Latah or any of its Subsidiaries, there have been no releases of

Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/ Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Latah or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

(6)    To Latah’s knowledge, prior to the period of (a) ownership or operation by Latah or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Latah or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Latah or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Latah or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

(AA)    TAX REPORTS.    Except as Previously Disclosed in Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to Latah or its Subsidiaries, including consolidated federal income tax returns of Latah and its Subsidiaries (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Latah or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Latah or its Subsidiaries, except as reserved against in the December 31, 2001 Holding Company Financial Reports of Latah, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Latah or its Subsidiaries.

(BB)    ACCURACY OF INFORMATION.    The statements with respect to Latah and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Latah or its Subsidiaries pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(CC)    DERIVATIVES CONTRACTS.    None of Latah or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as “structured notes” except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC). Schedule 4.1(CC) includes a list of any assets of Latah or its Subsidiaries that are pledged as security for each such Derivatives Contract.

(DD)    ACCOUNTING CONTROLS.    Each of Latah and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management’s general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Latah and its

Subsidiaries is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(EE)    COMMITMENTS AND CONTRACTS.    Neither Latah nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(1)    except as Previously Disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by Latah or any such Subsidiary without any obligation on the part of Latah or any such Subsidiary to make any payment in connection with such termination);

(2)    except as Previously Disclosed in Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

(3)    except as Previously Disclosed in Schedule 4.1(EE)(3), any material contract with any affiliate.

4.2    AWBC AND AWBC BANK REPRESENTATIONS AND WARRANTIES.    Each of AWBC and AWBC Bank hereby represents and warrants to Latah and Latah Bank as follows:

(A)    RECITALS.    The facts set forth in the Recitals of this Plan with respect to AWBC and AWBC Bank are true and correct.

(B)    ORGANIZATION, STANDING AND AUTHORITY.    Each of AWBC and AWBC Bank is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of AWBC and its Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on AWBC.

(C)    SHARES.    The outstanding shares of AWBC’s capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

(D)    CORPORATE POWER.    Each of AWBC and AWBC Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

(E)    CORPORATE AUTHORITY.    This Plan has been authorized by all necessary corporate action of AWBC and AWBC Bank and is a valid and binding agreement of AWBC and AWBC Bank, enforceable against AWBC and AWBC Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of the date of this Plan, no approval by AWBC’s shareholders is required.

(F)    NO DEFAULTS.    Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in

Schedule 4.2(F), the execution, delivery and performance of this Plan and the consummation by AWBC and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of AWBC or of any of its Subsidiaries or to which AWBC or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on AWBC, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on AWBC.

(G)    FINANCIAL REPORTS.    Except as Previously Disclosed in Schedule 4.2(G), in the case of AWBC, its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and all other documents filed or to be filed subsequent to December 31, 2001 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the “AWBC Financial Reports”), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the AWBC Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the AWBC Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(H)    NO EVENTS.    Except as Previously Disclosed on Schedule 4.2(H), since December 31, 2001, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

(I)    LITIGATION; REGULATORY ACTION.    Except as Previously Disclosed in Schedule 4.2(I), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on AWBC or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither AWBC nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither AWBC nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

(J)    REPORTS.    Since January 1, 1999, each of AWBC and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to AWBC and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(K)    ACCURACY OF INFORMATION.    The statements with respect to AWBC and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of AWBC or its Subsidiaries pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(L)    DERIVATIVES CONTRACTS.    None of AWBC or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as “structured notes” except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L). Schedule 4.2(L) includes a list of any assets of AWBC or its Subsidiaries that are pledged as security for each such Derivatives Contract.

(M)    ABSENCE OF UNDISCLOSED LIABILITIES.    Neither AWBC nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the AWBC Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2001. Since December 31, 2001, neither AWBC nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(N)    NO KNOWLEDGE.    AWBC and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

ARTICLE V. COVENANTS

Each of Latah and Latah Bank hereby covenants to AWBC and AWBC Bank, and each of AWBC and AWBC Bank hereby covenants to Latah and Latah Bank, that:

5.1    BEST EFFORTS.    Subject to the terms and conditions of this Plan and, in the case of Latah and Latah Bank, to the exercise by their respective Boards of Directors of such Boards’ fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger by the Termination Date, and to otherwise enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of an AWBC Transaction shall not violate this covenant).

5.2    THE PROXY.    Latah shall promptly assist AWBC in the preparation of a proxy statement (the “Proxy Statement”) to be mailed to the holders of the Latah Common Stock in connection with the transactions contemplated by this Plan and to be filed by AWBC in a registration statement (the “Registration Statement”) with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the “Meeting”) of the holders of Latah Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and Latah shall use its best efforts to solicit and obtain votes of the holders of Latah Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of Latah shall recommend approval of such transactions by such holders.

5.3    REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.    When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Latah relating to Latah or its Subsidiaries and by or on behalf of AWBC relating to AWBC or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

5.4    REGISTRATION STATEMENT EFFECTIVENESS.    AWBC will advise Latah, promptly after AWBC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the AWBC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.5    PUBLICITY; PRESS RELEASES.    Latah and Latah Bank will not, without the prior approval of AWBC, and AWBC and AWBC Bank will not, without the prior approval of Latah, issue any announcement, press release, public statement or other information to the press or any third party with respect to this Plan or the transactions contemplated hereby, except as otherwise required by law.

5.6    ACCESS; INFORMATION.

(A)    Upon reasonable notice, Latah and Latah Bank shall afford AWBC and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Latah and its Subsidiaries and, during such period, Latah and Latah Bank shall furnish promptly (and cause its accountants and other agents to furnish promptly) to AWBC (1) a copy of each material report, schedule and other document filed by Latah and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of Latah and its Subsidiaries as AWBC may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by Latah or Latah Bank in this Plan or the conditions to the obligations of Latah and Latah Bank to consummate the transactions contemplated by this Plan; and

(B)    AWBC will not use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by AWBC or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, AWBC will, upon request by Latah, deliver to Latah all documents so obtained by AWBC or destroy such documents and, in the case of destruction, will certify such fact to Latah.

5.7    STANDSTILL.    Without the prior written consent of AWBC, Latah shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except to the extent that the Board of Directors of Latah determines in its good faith judgment after receipt of advice of outside counsel that such response is required in order to discharge its fiduciary duties, furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Latah or any of its Subsidiaries or any merger or other business combination with Latah or any of its Subsidiaries other than as contemplated by this Plan (“Acquisition Proposal”); it shall instruct its and its Subsidiaries’ officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify AWBC immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Latah or any of its Subsidiaries.

5.8    REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. AWBC shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of AWBC Common Stock to be issued to the holders of Latah Common Stock pursuant to this Plan, and AWBC shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. AWBC shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

5.9    BLUE SKY FILINGS.    In the case of AWBC: AWBC shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or “blue sky” permits and approvals, provided that AWBC shall not be required by virtue thereof to submit to general jurisdiction in any state.

5.10    AFFILIATE AGREEMENTS.    Latah will use its best efforts to induce each person who may be deemed to be an “affiliate” of Latah for purposes of Rule 145 under the Securities Act, to execute and deliver to AWBC on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit C restricting the disposition of such affiliate’s shares of, Latah Common Stock and, in the case of “affiliates” of Latah, the shares of AWBC Common Stock to be received by such person in exchange for such person’s shares of Latah Common Stock. AWBC agrees to use its best efforts to maintain the availability of Rule 145 for use by such “affiliates”.

5.11    CERTAIN POLICIES OF LATAH AND LATAH BANK.    Latah and Latah Bank, each shall, at AWBC’s request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of AWBC and GAAP; provided, however, that prior to any such modification or change, AWBC shall certify that the conditions to the obligation of AWBC under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. Latah’s and Latah Bank’s representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.11.

5.12    STATE TAKEOVER LAW.    Latah shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and Latah shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

5.13    NO RIGHTS TRIGGERED.    Except for those consents of third parties Previously Disclosed on Schedule 4.1(G), Latah shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Corporate Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of Latah or under any agreement to which Latah or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of AWBC or AWBC Bank to exercise the rights granted under this Plan.

5.14    SHARES LISTED.    AWBC shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of AWBC Common Stock to be issued to the holders of Latah Common Stock.

5.15    REGULATORY APPLICATIONS.    AWBC and AWBC Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Mergers by AWBC.

5.16    REGULATORY DIVESTITURES.    In the case of Latah, no later than the Effective Date, Latah shall cease engaging in such activities as AWBC shall advise Latah in writing are not permitted to be engaged in by AWBC under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, Latah shall divest any subsidiary engaged in activities or holding assets that are impermissible for AWBC or AWBC Bank, on terms and conditions agreed to by AWBC; provided, however, that prior to taking such action, AWBC shall certify that the conditions to the obligations of AWBC under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, have been satisfied or waived.

5.17    CURRENT INFORMATION.

(A)    During the period from the date of this Plan to the Effective Date, each of Latah and AWBC shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

(B)    Each of Latah and AWBC shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

5.18    INSURANCE.    AWBC will cause the persons serving as officers and directors of Latah and Latah Bank immediately prior to the Effective Date to be covered for a period of three (3) years after the Effective Date by the current policies of directors and officers liability insurance maintained by Latah with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date, with policy limits of $2,000,000. The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Latah and Latah Bank and each such person’s respective heirs and representatives. In the event the company issuing the policies maintained by Latah should fail, AWBC will obtain comparable insurance from the company which insures AWBC’s directors and officers, or a company of similar financial strength.

ARTICLE VI.    CONDITIONS TO CONSUMMATION OF THE MERGER

6.1    CONDITIONS TO EACH PARTY’S OBLIGATIONS.    The obligation of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

(A)    SHAREHOLDER VOTE.    This Plan and the transactions contemplated hereby shall have been duly approved by the requisite vote of Latah’s shareholders.

(B)    REGULATORY APPROVALS.    The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of AWBC, would deprive AWBC of the material economic or business benefits of the transactions contemplated by this Plan.

(C)    NO PENDING OR THREATENED CLAIMS.    No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or the prohibition of the transactions contemplated by this Plan or the obtaining of material damages or other relief in connection therewith.

(D)    NO INJUNCTION.    There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

(E)    EFFECTIVE REGISTRATION STATEMENT.    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

(F)    BLUE SKY PERMITS.    AWBC shall have received all state securities laws and “blue sky” permits necessary to consummate the Merger.

(G)    NASDAQ LISTING.    The shares of AWBC Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.
6.2    CONDITIONS TO OBLIGATIONS OF AWBC.    Unless waived in writing by AWBC and AWBC Bank, the obligation of AWBC and AWBC Bank to consummate the transactions contemplated by this Plan is subject to the satisfaction at or prior to the Effective Date of the following conditions:

(A)    PERFORMANCE.    Each of the material acts and undertakings of Latah and Latah Bank to be performed at or before the Effective Date shall have been duly performed.

(B)    REPRESENTATIONS AND WARRANTIES.    The representations and warranties of Latah and Latah Bank contained in this Plan shall be true and correct, in all material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

(C)    OFFICER’S CERTIFICATE.    In addition to the documents described elsewhere in this Plan, AWBC and AWBC Bank shall have received the following documents and instruments:

(i)    A certificate signed by the secretary or assistant secretary of Latah and Latah Bank certifying that: (A) Latah’s and Latah Bank’s boards of directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of Latah and Latah Bank is an officer of Latah, and Latah Bank, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Articles of Incorporation and Bylaws of Latah and Latah Bank (copies of which shall be attached to such certificate) remain in full force and effect; and

(ii)    A certificate signed by the president, chief financial officer, and chief lending officer of Latah and Latah Bank dated the Effective Date stating that the conditions set forth in Sections 6.2(A); 6.2(B), 6.2(E), 6.2(F), 6.2(H), 6.2(I), and 6.2(M) of this Plan have been satisfied as of the Effective Date.

(D)  LEGAL OPINION.  AWBC shall have received a legal opinion, dated the Effective Date, from Paine, Hamblen, Coffin, Brooke & Miller, LLP, substantially in the form of Exhibit D(1).

(E)    NO MATERIAL ADVERSE CHANGE.    During the period from December 31, 2001, to the Effective Date, there shall have occurred or be threatened no change relative to the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Latah, Latah Bank and/or their Subsidiaries which is reasonably likely, individually or in the aggregate to have a Material Adverse Effect on Latah, Latah Bank and/or their Subsidiaries.

(F)    DESTRUCTION OF PROPERTY.    Between the date of this Plan and the Effective Date, there shall have been no damage to or destruction of real property, improvements or personal property of Latah and Latah Bank which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of Latah and Latah Bank taken as a whole; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value.

(G)    INSPECTIONS PERMITTED.    Between the date of this Plan and the Effective Date, Latah and Latah Bank shall have afforded AWBC and AWBC Bank and their authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Latah and Latah Bank. Latah and Latah Bank shall have caused all Latah and Latah Bank personnel to provide reasonable assistance to AWBC and AWBC Bank in its investigations of all matters related to Latah and Latah Bank.

(H)    OTHER BUSINESS COMBINATIONS, ETC.    Other than as contemplated hereunder, subsequent to the date of this Plan, neither Latah nor Latah Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Latah and Latah Bank would merge, consolidate with, effect a business combination with, or sell any substantial part of Latah’s or Latah Bank’s assets; acquire a significant part of the shares or assets of any other person or entity (financial or otherwise); or adopt any “poison pill” or other type of anti-takeover arrangement, any shareholder rights provision, or any “golden parachute” or similar program which would have the effect of materially decreasing the value of Latah and Latah Bank or the benefits of acquiring Latah Common Stock.

(I)    MAINTENANCE OF CERTAIN COVENANTS.    At the Effective Date: (1) neither Latah nor Latah Bank shall have issued or repurchased from the date hereof any additional equity or debt securities (except shares issued under exercised Latah Options), or any rights to purchase or repurchase such securities (therefore, there shall be not more than the number of shares of Latah Common Stock and Latah Options set forth in the Recitals of this Plan validly issued and outstanding at the Effective Date, except with respect to shares issued under exercised Latah Options); (2) the number of Latah Shares outstanding (including those issued or to be issued under exercised Latah Options), shall not exceed 700,000 Shares; and (3) from December 31, 2001, there shall have been no extraordinary sale of assets by Latah or Latah Bank.

(J)    RECEIPT OF AFFILIATE AGREEMENTS.    AWBC shall have received from each affiliate of Latah the agreement referred to in Section 5.10.

(K)    VOTING AGREEMENT.    AWBC shall have received from each director and each shareholder of Latah who as of the date hereof controls more than five percent (5%) of the issued and outstanding shares of Latah Common Stock the Voting Agreement in substantially the same form set forth as Exhibit A.

(L)    DIRECTOR’S AGREEMENT.    AWBC shall have received from each director of Latah the Director’s Agreement in substantially the same form set forth as Exhibit B.

(M)    MINIMUM CAPITAL.    As of the Effective Date, Latah’s Capital (after deducting the payment of transaction expenses through the Closing date, including appropriate professional expenses incurred with regard to the transactions contemplated by this Plan, but excluding capital contributions received upon the exercise of Latah Options after February 28, 2002) shall not be less than $6,250,000. If this condition is not met, AWBC shall have the right at its election to either terminate the Plan and collect the termination fee pursuant to Section 7.3(A) or to reduce the Adjusted Cash Price by an amount equal to three times the amount of the shortfall in Capital.

6.3    CONDITIONS TO OBLIGATIONS OF LATAH AND LATAH BANK.    Unless waived in writing by Latah and Latah Bank, the obligation of Latah and Latah Bank to consummate the transactions contemplated by this Plan is subject to the satisfaction at or prior to the Effective Date of the following conditions:

(A)    PERFORMANCE.    Each of the material acts and undertakings of AWBC and AWBC Bank to be performed at or before the Effective Date shall have been duly performed.

(B)    REPRESENTATIONS AND WARRANTIES.    The representations and warranties of AWBC and AWBC Bank contained in this Plan shall be true and correct, in all material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

(C)    OFFICER’S CERTIFICATE.    In addition to the documents described elsewhere in this Plan, Latah and Latah Bank shall have received a certificate signed by the president, chief financial officer, and chief lending officer of AWBC and AWBC Bank dated the Effective Date stating that the conditions set forth in Sections 6.3(A) and 6.3(B) of this Plan have been satisfied as of the Effective Date.

(D)    LEGAL OPINION.    Latah shall have received a legal opinion, dated the Effective Date, from Keller Rohrback, L.L.P., substantially in the form of Exhibit D(2).

(E)    FAIRNESS OPINION.    Latah shall have received, immediately prior to the mailing of the Proxy Statement to Latah’s shareholders, an opinion of Columbia Financial Advisors, Inc., to the effect that the financial terms of the Corporate Merger are fair from a financial point of view to Latah’s shareholders, and such opinion shall not have been withdrawn prior to the Effective Date.

6.4    CONSEQUENCES OF FAILING TO CLOSE.    In the event that the Corporate Merger is not consummated, a termination fee may be payable pursuant to ARTICLE VII.

ARTICLE VII. TERMINATION

7.1    CONSEQUENCES OF TERMINATION.    In the event of the termination or abandonment of this Plan pursuant to the provisions of this ARTICLE VII, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan, provided that a termination fee shall be imposed if the Plan is terminated pursuant to Section 7.3 of this Plan.

7.2    TERMINATION WITHOUT FEE.    This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, without any termination fee (except as provided in 7.2(C)) under the following conditions:

(A)    MUTUAL CONSENT.    By the mutual consent of AWBC and Latah, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

(B)    DELAY.    By AWBC or Latah in the event the Corporate Merger is not consummated by August 31, 2002, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner; provided, however, that AWBC may not terminate the Merger Agreement pursuant to this Section 7.2(B), if such delay results from (1) amendments to the Registration Statement or a resolicitation of proxies as a consequence of an AWBC Transaction, or any other acquisition or sale transaction, or any offering of securities, in which AWBC is involved, or (2) a change in the method of acquisition pursuant to Section 2.7, and provided, further, that a party may not terminate the Merger Agreement pursuant to this Section 7.2(B) if it is in material breach of any of the provisions of the Merger Agreement.

(C)    NO FAIRNESS OPINION.    By Latah in the event the fairness opinion described in Section 6.3(E) is not provided; provided, however, if the transaction is terminated in reliance upon this Section 7.2(C) and Latah and/or Latah Bank enter into an agreement to be acquired by another party (or to substantially transfer all the assets of Latah and/or Latah Bank to such other party) within twelve (12) months of the termination of this transaction, Latah shall pay a termination fee to AWBC of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), payment to be made on demand and in no event more than three (3) days after demand in immediately available funds.

(D)    NO REGULATORY APPROVALS.    By AWBC or Latah, in the event that any of the required regulatory approvals set forth in Section 6.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either party may extend the term of this Plan for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.

7.3    TERMINATION FEE.    The Parties hereby acknowledge that, in negotiating and executing this Plan and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, AWBC and Latah have each incurred and will incur direct and indirect monetary and other costs (including, without limitation, attorneys’ fees and costs of their respective employee and management time) and will forego discussions with respect to other potential transactions. Notwithstanding any provision of this Plan to the contrary, only one termination fee may be paid under this Plan. A termination fee may be payable under this Section 7.3 or Section 7.2(C).

(A)    FEE PAYABLE TO AWBC.    To compensate AWBC for such costs and to induce it to forego initiating discussions regarding other transactions, Latah shall be obligated to pay AWBC on demand (and in no event more than three days after such demand) in immediately available funds Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) if this Plan is terminated because of any of the following: (1) Latah does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.3 is not satisfied and such non-satisfaction has not been the result of the failure of Latah to use its best efforts to consummate this Plan in accordance with the terms of this Plan); (2) Latah materially breaches any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within thirty (30)

days after the giving of written notice to the breaching Party of such breach; or (3) this Plan is terminated by either party because of the failure to fulfill any of the conditions set forth in: Section 6.1(A); Section 6.2(A); Section 6.2(B); Section 6.2(C); Section 6.2(D); Section 6.2(E), Section 6.2(F); Section 6.2(G); Section 6.2(H); Section 6.2(I); Section 6.2(J); Section 6.2(K); Section 6.2(L); or Section 6.2 (M); or (4) Latah terminates this Plan for any reason other than: (a) any of the grounds for termination set forth in Section 7.2; (b) any of the conditions set forth in Section 6.3 are not fulfilled; or (c) any of the grounds set forth in Section 7.3(B)(1) or Section 7.3(B)(2). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Latah complying with their fiduciary duties.

(B)    FEE PAYABLE TO LATAH.    To compensate Latah for such costs and to induce it to forego initiating discussions regarding other transactions, AWBC shall be obligated to pay Latah on demand (and in no event more than three days after such demand) in immediately available funds Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) if this Plan is terminated because of any of the following: (1) AWBC does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.2 is not satisfied and such non-satisfaction has not been the result of the failure of AWBC to use its best efforts to consummate this Plan in accordance with the terms of this Plan); (2) AWBC materially breaches any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or (3) AWBC terminates this Plan for any reason other than: (a) any of the grounds for termination set forth in Section 7.2; (b) any of the conditions set forth in Sections 6.1 or 6.2 are not fulfilled; or (c) any of the grounds set forth in Section 7.3(A)(1), Section 7.3(A)(2), or Section 7.3(A)(3). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of AWBC complying with their fiduciary duties.

ARTICLE VIII. OTHER MATTERS

8.1    SURVIVAL.    Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the Mergers are abandoned and this Plan is terminated, the provisions of ARTICLE VII shall apply and the agreements of the Parties in Sections 7.2(C), 7.3, 8.5, and 8.6 shall survive such abandonment and termination.

8.2    WAIVER; AMENDMENT.    Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of Latah, the consideration to be received by the shareholders of Latah for each share of Latah Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify AWBC’s rights pursuant to Section 2.7.

8.3    COUNTERPARTS.    This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

8.4    GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

8.5    EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses, which shall be shared equally between Latah and AWBC.

8.6    CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

8.7    NOTICES. All notices, requests and other communications hereunder to a “Party” shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to AWBC or AWBC Bank, to:	AMERICANWEST BANCORPORATION
9506 North Newport Highway
Spokane, WA 99218-1200
Attn: Wesley E. Colley, President

With a copy to:	Keller Rohrback L.L.P.
Suite 3200
1201 Third Avenue
Seattle, WA 98101-3052
Attention: Thomas A. Sterken

If to Latah or Latah Bank, to:	LATAH BANCORPORATION
101 East Market
P. O. Box 40
Latah, WA 99018
Attn: John L. Gilbert, President

With a copy to:	Paine, Hamblen, Coffin, Brooke & Miller LLP
717 West Sprague Ave., Suite 1200
Spokane, WA 99201-0464
Attn: Lawrence R. Small

8.8    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan (which includes the Exhibits and Schedules hereto) represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made. Except for Sections 5.10, 5.18, and 8.9, nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

8.9    ENFORCEMENT PROCEEDINGS. In any legal action or proceeding in connection with the enforcement of this Plan, the prevailing party will be entitled to reimbursement of its reasonable attorneys’ fees and expenses from the non-prevailing party.

8.10    BENEFIT PLANS. Upon consummation of the Mergers, all employees of Latah and its Subsidiaries shall be deemed to be at-will employees of AWBC and its Subsidiaries. From and after the Effective Date, employees of Latah and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as employees of AWBC and its Subsidiaries; provided, however, that any AWBC Options received pursuant to Section 2.8 of this Plan shall be taken into account. For the purpose of determining eligibility to participate in such plans and the vesting and related calculations of benefits under such plans (but not for the accrual of benefits), AWBC shall give effect to years of service with Latah or Latah’s Subsidiaries, as the case may be, as if such service were with AWBC or its Subsidiaries. Employees of Latah and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. AWBC shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by Latah into the 401(k) plan maintained by AWBC.

8.11    HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

AMERICANWEST BANCORPORATION

By:	/s/ WESLEY E. COLLEY
Wesley E. Colley President and Chief Executive Officer

AMERICANWEST BANK

By:	/s/ WESLEY E. COLLEY
Wesley E. Colley President and Chief Executive Officer

LATAH BANCORPORATION, INC.

By:	/s/ JOHN L. GILBERT
John L. Gilbert President and Chief Executive Officer

BANK OF LATAH

By:	/s/ JOHN L. GILBERT
John L. Gilbert President and Chief Executive Officer

APPENDIX B

CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATIONS ACT

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010 Definitions. As used in this chapter:

(1)    “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)    “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)    “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

(1)    A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)    Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)    An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

(e)    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)    A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)    The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)    The proposed corporate action is abandoned or rescinded;

(b)    A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)    The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1)    A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)    A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)    The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)    The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters’ rights.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)    If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)    A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ notice.

(1)    If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)    The dissenters’ notice must be sent within ten days after the effective date of the corporate action, and must:

(a)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)    Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)    Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

(1)    A shareholder sent a dissenters’ notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(2)    The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)    A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

(1)    Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)    The payment must be accompanied by:

(a)    The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)    An explanation of how the corporation estimated the fair value of the shares;

(c)    An explanation of how the interest was calculated;

(d)    A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)    A copy of this chapter.

RCW 23B.13.260 Failure to take action.

(1)    If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)    If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1)    A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)    To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1)    A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)    The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)    The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)    The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)    A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.

(1)    If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)    The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)    The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)    The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)    Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1)    The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)    The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX C

May 1, 2002

Board of Directors
Latah Bancorporation, Inc.
P.O. Box 40
Latah, Washington 99018

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Latah Bancorporation, Inc. (“Latah”) of the consideration to be received by such shareholders pursuant to the terms of the Plan and Agreement of Mergers dated March 28, 2002, (the “Agreement”) between Latah and AmericanWest Bancorporation (“AmericanWest”).

In connection with the proposed merger transaction (the “Merger”) whereby Latah will merge into AmericanWest, each issued and outstanding share of Latah common stock (along with its associated rights) at the effective time of the Merger (other than shares of holders of which are exercising appraisal rights pursuant to applicable law) shall be exchanged in an approximately 77% cash and 23% common stock transaction (the Merger “Consideration”). Based on the closing price of $13.10 on May 1, 2002, the estimated value of the Consideration is $28.02 per share of Latah common stock.

Columbia Financial Advisors, Inc. (“CFAI”) as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from AmericanWest pursuant to the Merger, CFAI has advised Washington, Idaho, Montana and Oregon community banks regarding fairness of capital transactions. Latah has agreed to pay CFAI a fee for this opinion letter.

In connection with rendering this opinion, we have, among other things: (i) reviewed the Agreement; (ii) reviewed Latah’s financial information for the twelve months ended December 31, 2001, the twelve months ended December 31, 2000 and for the twelve months ended December 31, 1999; (iii) reviewed certain internal financial analyses and certain other forecasts for Latah prepared by and reviewed with the management of Latah; (iv) conducted interviews with senior management of Latah regarding the past and current business operations, results thereof, financial condition and future prospects of Latah; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis; (vii) reviewed AmericanWest’s financial information for the fiscal years ended December 31, 2001 and ended December 31, 2000, including the Form 10-K for the period ended December 31, 2001 and Form 10-Q for the period ended September 30, 2001 filed with the Securities and Exchange Commission; (viii) reviewed the price ranges and dividend history for AmericanWest common stock; (ix) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of Latah or AmericanWest. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of Latah. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter.

C-1

Board of Directors
Latah Bancorporation, Inc.
May 1, 2002

This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Latah pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Latah.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Very truly yours,
COLUMBIA FINANCIAL ADVISORS, INC.
By:	/s/ ROBERT J. ROGOWSKI
Robert J. Rogowski
Principal

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 RCW of the WBCA contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to AmericanWest’s Bylaws, AmericanWest will, to the fullest extent permitted by the WBCA, reimburse and indemnify the directors and officers of AmericanWest, its subsidiaries and affiliates for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any legal action, suit or proceeding by reason of the fact that such person is or was a director or officer, except (a) with respect to any matter as to which he or she shall be finally adjudged to be liable for negligence or bad faith in the performance of his or her duties as such director or officer, or (b) in the case of a criminal proceeding that he had not acted in good faith for a purpose which he or she recently believed to be in the best interests of the corporation and had no reasonable cause to believe that his or her conduct was unlawful. Executives and managers of the corporation are entitled to similar reimbursement and indemnification.

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number	Description of Document
2
Agreement and Plan of Mergers dated March 28, 2002, by and among AmericanWest Bancorporation, AmericanWest Bank, Latah Bancorporation, Inc. and Bank of Latah (incorporated by reference in Appendix A to the Proxy Statement/Prospectus in this Registration Statement).

3(a)	Articles of Incorporation of registrant are incorporated herein by reference to Exhibit 3(a) to the registrant’s registration statement on Form S-14 (File No. 2-86318).

3(b)	Bylaws of registrant are incorporated herein by reference to Exhibit 3(b) to the registrant’s registration statement on Form S-14 (File No. 2-86318).

5	Opinion of Keller Rohrback L.L.P. regarding legality of securities.

8	Opinion of Keller Rohrback L.L.P. regarding federal income tax consequences.

10.1	Form of Director’s Agreement of Latah Bancorporation, Inc. Directors.

10.2	Form of Voting Agreement of Latah Bancorporation, Inc. Directors.

11
Statements regarding Computation of Per Share Earnings are incorporated by reference to Exhibit 11 to the registrant’s annual report on 10-K filed on March 14, 2002, and by reference to Exhibit 11 to the registrant’s quarterly report on 10-Q filed on April 23, 2002.

Exhibit Number	Description of Document

23.1	Consent of Keller Rohrback L.L.P. (contained in its opinion filed as Exhibit 5).

23.2	Consent of Keller Rohrback L.L.P. as to its tax opinion.

23.3	Consent of Moss Adams LLP, AmericanWest Bancorporation’s independent auditors.

23.4	Consent of Columbia Financial Advisors, Inc.

24	Power of Attorney (contained in the signature page of the Registration Statement).

99.1	Form of proxy to be mailed to shareholders of Latah Bancorporation, Inc.

(b)    Financial Statement Schedules

Not applicable.

(c)    Reports, Opinions or Appraisals

Opinion of Columbia Financial Advisors, Inc. (incorporated by reference in Appendix C to the Proxy Statement/Prospectus).

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Spokane, State of Washington on May 7, 2002.

AMERICANWEST BANCORPORATION

By:	/s/ WESLEY E. COLLEY
Wesley E. Colley President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors of AMERICANWEST BANCORPORATION does hereby constitute and appoint WESLEY E. COLLEY and CHAD GALLOWAY, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-4 of AmericanWest Bancorporation, and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 7th day of May, 2002.

/S/ WESLEY E. COLLEY Wesley E. Colley	Director	May 7, 2002

/S/ JAMES RAND ELLIOTT James Rand Elliott	Director	May 7, 2002

/S/ DAVID E. FRAME David E. Frame	Director	May 7, 2002

/S/ ROBERT J. GARDNER Robert J. Gardner	Director	May 7, 2002

/S/ KEITH P. SATTLER Keith P. Sattler	Director	May 7, 2002

/S/ DONALD J. SWARTZ, II Donald J. Swartz, II	Director	May 7, 2002

/S/ P. “MIKE” TAYLOR P. “Mike” Taylor	Director	May 7, 2002

/S/ CHAD GALLOWAY Chad Galloway	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2002

EXHIBIT INDEX

Exhibit Number	Description of Document
2
Agreement and Plan of Mergers dated March 28, 2002, by and among AmericanWest Bancorporation, AmericanWest Bank, Latah Bancorporation, Inc. and Bank of Latah (incorporated by reference in Appendix A to the Proxy Statement/Prospectus in this Registration Statement).

3(a)	Articles of Incorporation of registrant are incorporated herein by reference to Exhibit 3(a) to the registrant’s registration statement on Form S-14 (File No. 2-86318).
3(b)	Bylaws of registrant are incorporated herein by reference to Exhibit 3(b) to the registrant’s registration statement on Form S-14 (File No. 2-86318).
5	Opinion of Keller Rohrback, L.L.P. regarding legality of securities.
8	Opinion of Keller Rohrback, L.L.P. regarding federal income tax consequences.
10.1	Form of Director’s Agreement of Latah Bancorporation, Inc. Directors.
10.2	Form of Voting Agreement of Latah Bancorporation, Inc. Directors.
11
Statements re Computation of Per Share Earnings are incorporated by reference to Exhibit 11 to the registrant’s annual report on 10-K filed on March 14, 2002, and by reference to Exhibit 11 to the registrant’s quarterly report on 10-Q filed on April 23, 2002.

23.1	Consent of Keller Rohrback L.L.P. (contained in its opinion filed as Exhibit 5).
23.2	Consent of Keller Rohrback L.L.P. as to its tax opinion.
23.3	Consent of Moss Adams LLP, AmericanWest Bancorporation’s independent auditors.
23.4	Consent of Columbia Financial Advisors, Inc.
24	Power of Attorney (contained in the signature page of the Registration Statement).
99.1	Form of proxy to be mailed to shareholders of Latah Bancorporation, Inc.